Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of June 27, 2006

among

MAGELLAN HEALTH SERVICES, INC.,

GREEN SPRING HEALTH SERVICES INC.,

MAGELLAN SUB CO. II, INC., AND

ICORE HEALTHCARE LLC

i

		Page
SECTION 9.11	Severability	68
SECTION 9.12	Definitions	68
SECTION 9.13	Interpretation	67

EXHIBITS

Exhibit 1.5(b)	—	Amended and Restated LLC Agreement of ICORE
Exhibit 2.1(d)	—	Calculation of Adjusted EBITDA
Exhibit 3.25	—	List of Key Employees
Exhibit 6.2(a)	—	Certificate Regarding Financial Reporting

SCHEDULES

Schedule 3.1(b)	—	Ownership of Stock, Voting Securities or Equity Interests By ICORE
Schedule 3.2(a)	—	List of Unitholders and their Ownership Interests
Schedule 3.3(b)	—	Authorizations, Consents and Approvals
Schedule 3.3(c)	—	List of Unitholders Who Will Enter Into Subscription Agreements
Schedule 3.4	—	Required Regulatory Filings and Approvals
Schedule 3.11(a)	—	Company Plans (Benefit) and Multi-Employer Plan
Schedule 3.11(i)	—	Action to Bring Company Plans into Conformity With Law
Schedule 3.13(a)	—	List of Contracts
Schedule 3.13(b)	—	Change in Control Customer Contracts
Schedule 3.13(c)	—	Change in Pricing and Other Terms of Contract
Schedule 3.15(b)	—	List of all Patents, Registered Marks & the Jurisdiction For Registration
Schedule 3.15(f)	—	List of all Software
Schedule 3.15(g)	—	List of Publicly Available Software
Schedule 3.16	—	Insurance Policies
Schedule 3.18(a)	—	Material Healthcare Permits.
Schedule 3.18(b)	—	Licensing Matters
Schedule 3.18(c)	—	Third Party Payors
Schedule 3.18(i)	—	Financial Relationships
Schedule 3.20	—	Related Party Transactions
Schedule 3.21	—	List of Banks and Power of Attorney
Schedule 3.22(a)	—	List of Customers and Suppliers
Schedule 3.25	—	Form of Employment Agreement with Key Employees
Schedule 5.1(c)	—	List of Benefit Plans

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2006 (this “Agreement”), is among MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (“Parent”), GREEN SPRING HEALTH SERVICES INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquiring Corp.”), MAGELLAN SUB CO. II, INC., a Delaware corporation and a wholly-owned Subsidiary of Acquiring Corp. (“Merger Sub”), ICORE HEALTHCARE, LLC, a Delaware limited liability company (the “Company” ) and Raju Mantena, as the representative for the Company Unitholders (as defined below) (including any successor as representative for the Unitholders, the “Unitholder Representative”)

Certain terms used in this Agreement are used as defined in Section 9.12 below and all references herein to “Sections,” “Articles,” “Exhibits” or “Schedules” without further description shall refer to the sections, articles, exhibits or schedules of or to this Agreement.

WHEREAS, the Board of Directors of the Merger Sub and the Manager of the Company have approved and declared advisable, and the Board of Directors of Parent and Acquiring Corp. and Acquiring Corp. as the shareholder of Merger Sub has each approved, this Agreement and the merger of Merger Sub with and into the Company on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, the holders of the membership interests in the Company have, by written consent thereof or at a meeting duly convened, approved this Agreement and the merger of Merger Sub with and into the Company on the terms and subject to the conditions provided for in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties and covenants, and subject to the conditions, contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

SECTION 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), at the Effective Time Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company of the merger (the “Surviving Company”) of the merger (such transaction, the “Merger”).

SECTION 1.2  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a business day to be specified by Parent and reasonably acceptable to the Company, which date shall be no later than the fourth business day after satisfaction or waiver of the conditions set forth in Article VI below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to by the parties hereto.

SECTION 1.3  Effective Time. Subject to the provisions of this Agreement, at the Closing the parties shall cause to be filed with the Office of the Secretary of State of the State of Delaware an appropriate certificate of merger, executed in accordance with the relevant provisions of the DGCL and the LLC Act, to effectuate the Merger (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4  Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest or remain vested, respectively, in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become or remain, respectively, the debts, liabilities and duties of the Surviving Company.

SECTION 1.5  Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a)           The certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company as of the Effective Time until thereafter amended as provided therein or by applicable Law.

(b)           The limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in its entirety, as amended and restated, as provided by Exhibit 1.5(b) and, commencing as of the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

SECTION 1.6  Management of the Surviving Company. Commencing with the Effective Time, the Surviving Company shall be managed by or under the direction of its Board of Managers in accordance with the amended and restated limited liability company agreement of the Surviving Company, until said agreement is thereafter amended as provided therein or by applicable Law.. The members of the Board of Managers of the Surviving Company at the Effective Time shall be as provided in Exhibit 1.5(b), until changed as provided in accordance with the amended and restated limited liability agreement of the Surviving Company. The officers of the Surviving Company at the Effective Time shall be as provided Exhibit 1.5(b), until changed as provided in accordance with the amended and restated limited liability agreement of the Surviving Company.

ARTICLE II
Effect of the Merger on the Units and Capital Stock of the Company and Merger Sub; Merger Consideration; Exchange of Certificates

SECTION 2.1  Effect on Capital Stock and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $.01 per share, of the Merger Sub (the “Merger Sub Common Stock”) or the holders (the “Company Unitholders”) of Units of membership interest of the Company as determined in accordance with the operating agreement of the Company (the “Company Units”):

(a)           Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately before the Effective Time shall be cancelled and converted into one newly issued unit of member interest in the Surviving Company, as such units of member interest are provided for by the amended and restated limited liability company agreement of the Surviving Company as in effect at the Effective Time. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive the units of member interest in the Surviving Company to be issued in consideration therefor as provided herein, without interest.

(b)           Conversion of Company Units. Subject to the following provisions of this Section 2.1 and to Section 2.2, the Company Units issued and outstanding immediately before the Effective Time shall be cancelled and converted into the right to receive from the Acquiring Corp. in the manner hereinafter provided the following (in the aggregate with respect to all Company Units, the “Merger Consideration”):  (i) the amount in cash, without interest, equal to $210,000,000 (the “Aggregate Initial Cash Purchase Price”), plus (ii) the Earn-out Consideration; provided, however, that the Merger Consideration shall be subject to reduction if and as provided by Article VIII. It is understood and agreed that, as provided by Section 2.2, the Aggregate Initial Cash Purchase Price will be paid in two installments, the first on or as soon as practicable after the Effective Time and the second on or as soon as practicable after the third anniversary of the Closing (as set forth in Section 2.2(a) below) and that the Company Unitholders may not be entitled to receive the full amount of the Aggregate Initial Cash Purchase Price or the Earn-out Consideration if and to the extent that any portion thereof is reduced as provided by Article VIII or if a Company Unitholder is required in accordance with Article VIII to return part of the Merger Consideration. As of the Effective Time, the Company Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders of Company Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor as provided herein, without interest. In addition to the Aggregate Initial Cash Purchase Price and the Earn-out Consideration payable pursuant to this Section 2.1(b), Company Unitholders may also be entitled to additional amounts in accordance with Sections 2.2(a) to the extent the Deferred Payment includes an amount representing interest as provided by such Section.

(c)           Earn-out Consideration. In addition to the Aggregate Initial Cash Purchase Price, Company Unitholders shall be entitled to receive from the Acquiring Corp., subject to the following terms and conditions of this Section 2.1 (including, without limitation, the restrictions contained in the last paragraph of this Section 2.1(c)) and to Section 2.2, as part of the Merger Consideration the following (in the aggregate with respect to all Company Units, the “Earn-out Consideration”); provided, however, that the Earn-out Consideration shall be subject to reduction if and as provided by Article VIII:

(i)            If, determined as provided in Section 2.1(d), the Company’s Adjusted EBITDA for the period from July 1, 2006 through December 31, 2006 exceeds $12,000,000 and the Company’s Adjusted EBITDA for 2007 exceeds $30,000,000, then the Company Unitholders immediately before the Effective Time shall be entitled to receive, in the aggregate, an additional amount equal to the sum of (A) the product of 0.75 multiplied by the amount by which the Company’s Adjusted EBITDA for the period from July 1, 2006 through December 31, 2006 exceeds $12,000,000 plus (B) the product of 5.0 multiplied by the amount by which the Company’s Adjusted EBITDA for 2007 exceeds $30,000,000; provided, however, that in no event shall the aggregate amount to be so received by Company Unitholders under this paragraph (i) exceed $25,000,000. Such Earn-out Consideration shall be divided among the Company Unitholders in accordance with either their Target Percentage Interests or, if Parent receives from the Unitholder Representative at least ten business days before the Closing a notice providing for the Earn-out Consideration to be divided among the Company Unitholders in different percentages, then in the percentages set forth in such notice (provided, however, that (1) such allocation shall be reasonably acceptable to Company Unitholder and (2)  no Company Unitholder who held Class B Units of the Company immediately before the Effective Time shall be allocated a portion of the aggregate Earn-Out Consideration which is less than his respective Target Percentage Interest), which percentages may be revised prior to the First Earn-out Distribution Date or the Second Earn-out Distribution Date, as applicable, by the Unitholder Representative by notice given to Parent, subject to approval by Parent of such revised percentages (and provided, however, that no Company Unitholder who held Class B Units of the Company immediately before the Effective Time shall then be allocated a portion of the aggregate Earn-Out Consideration which is less than his respective Target Percentage Interest). The percentages in which payments of Earn-out Consideration are to be paid to Company Unitholders are hereinafter referred to as their “Earn-out Percentages.”  Such Earn-out

Consideration shall be payable on the First Earn-out Distribution Date to each such Company Unitholder 33% in cash and 67% in Parent Shares, for which purpose Parent Shares shall be considered to have a value equal to the Fair Market Value of the Parent Shares on the First Earn-out Distribution Date, but such Parent Shares to be subject to the restrictions provided by Section 2.1(e).

(ii)           If the Company’s Adjusted EBITDA for the period from July 1, 2006 through December 31, 2006 fails to exceed $12,000,000 but the Company’s    Adjusted EBITDA for 2007 exceeds $30,000,000, then the Company Unitholders immediately before the Effective Time shall be entitled to receive in the aggregate, an additional amount equal to the product of 5.0 multiplied by the amount by which the Company’s Adjusted EBITDA for the period from July 1, 2006 through December 31, 2007 exceeds $42,000,000; provided, however, that in no event shall the aggregate amount to be so received by Company Unitholders under this paragraph (ii) exceed $25,000,000. Such Earn-out Consideration shall be divided among the Unitholders in accordance with their respective Earn-out Percentages as in effect at the time for such payment. Such Earn-out Consideration shall be payable on the First Earn-out Distribution Date to each such Company Unitholder 33% in cash and 67% in Parent Shares, for which purpose Parent Shares shall be considered to have a value equal to the Fair Market Value of the Parent Shares on the First Earn-out Distribution Date, but such Parent Shares to be subject to the restrictions provided by Section 2.1(e).

(iii)          In addition, if the Company’s Adjusted EBITDA for 2008 exceeds $45,000,000, then the Company Unitholders immediately before the Effective Time shall be entitled to receive, in the aggregate, an additional amount equal to the product of 2.38 multiplied by the amount by which the Company’s Adjusted EBITDA for 2008 exceeds $45,000,000; provided, however, that in no event shall the aggregate amount to be so received by Company Unitholders under this paragraph (iii) exceed $50,000,000. Such Earn-out Consideration shall be divided among the Unitholders in accordance with their respective Earn-out Percentages as in effect at the time for such payment. Such Earn-out Consideration shall be payable on the Second Earn-out Distribution Date to each such Company Unitholder 33% in cash and 67% in Parent Shares, for which purpose Parent Shares shall be considered to have a value equal to the Fair Market Value of the Parent Shares on the Second Earn-out Distribution Date, but such Parent Shares to be subject to the restrictions provided by Section 2.1(e).

(iv)          Notwithstanding the foregoing provisions of this Section 2.1(c), a Company Unitholder immediately before the Effective Time (1) shall only be entitled to receive any Earn-out Consideration on the First Earn-out Distribution Date if such Company Unitholder on such date is, and at all times from the Closing Date to the First-Earn-out Distribution Date was, an Employee in Good Standing of the Parent or a Subsidiary and (2) shall only be entitled to receive any Earn-out Consideration on the Second Earn-out Distribution Date, if such Company Unitholder on such date is, and at all times from the Closing Date to the Second Earn-out Distribution Date was, an Employee in Good Standing of the Parent or a Subsidiary. A Company Unitholder shall be considered an “Employee in Good Standing” of the Parent or a Subsidiary from the Closing through the First Earn-out Distribution Date or the Second Earn-out Distribution Date, as the case may be, if such Company Unitholder (1) continued in the employ of the Company following the Closing to such date pursuant to his employment agreement referred to in Section 3.25 or (2) his employment pursuant to such agreement terminated or lapsed after the Closing Date and before such date for a “Qualifying Reason” as provided by such agreement or (3) during such period he was employed by the Parent or any other Subsidiary of the Parent other than the Company pursuant to an employment agreement providing that he or she will be considered an Employee in Good Standing of the Parent or a Subsidiary during such employment.

(v)              It is understood and agreed that by reason of a forfeiture of Parent Shares in accordance with Section 2.1(e) and / or a reallocation of Additional Parent Shares as provided by Section 2.1(e), a Company Unitholder may ultimately retain a smaller portion, or receive a larger portion, of the Earn-out Consideration than its Earn-out Percentage of the aggregate Earn-out Consideration.

(d)           Calculation of Adjusted EBITDA of the Company. For purposes of this Agreement ,the Company’s Adjusted EBITDA for the periods referred to in Section 2.1(c) shall be determined in accordance with the provisions of Exhibit 2.1(d).

(e)           Restrictions on Parent Shares Issued As Earn-out Consideration. Any Parent Shares issued to a Company Unitholder as Earn-out Consideration pursuant to paragraph (i) or (ii) of Section 2.3(c) shall be restricted as follows:  (1) except as otherwise provided by the last sentence of this Section 2.1(e), without the prior written consent of the Parent (executed by an executive officer thereof), no Transfer of any of such Parent Shares shall be permitted until the first anniversary of the First Earn-out Distribution Date, after which time up to one-half of such Parent Shares may be Transferred, and no Transfer of the remainder of such Parent Shares shall be permitted until the second anniversary of the First Earn-out Distribution Date, after which time all of such Parent Shares may be Transferred, and (2) in the event at any time before the date such shares become Transferable, as provided in clause (1) of this sentence, such Company Unitholder shall cease to be an Employee in Good Standing of the Parent or a Subsidiary thereof, such Company Unitholder shall immediately, except as otherwise provided by the last sentence of this Section 2.1(e), as of such time, forfeit such Parent Shares to the Acquiring Corp. and shall deliver any certificates representing such shares, duly endorsed for transfer, to the Acquiring Corp. for no consideration. Any Parent Shares issued to a Company Unitholder as Earn-out Consideration pursuant to paragraph (iii) of Section 2.3(c) shall be restricted as follows:  (1) except as otherwise provided by the last sentence of this Section 2.1(e), without the prior written consent of the Parent (executed by an executive officer thereof), no Transfer of any of such Parent Shares shall be permitted until the first anniversary of the Second Earn-out Distribution Date, after which time up to one-half of such Shares may be Transferred, and no Transfer of the remainder of such Parent Shares shall be permitted until the second anniversary of the Second Earn-out Distribution Date, after which time all of such Parent Shares may be Transferred, and (2) in the event at any time before the date such shares become Transferable, as provided in clause (1) of this sentence, such Company Unitholder shall cease to be an Employee in Good Standing of the Parent or a Subsidiary thereof, such Company Unitholder shall immediately, except as otherwise provided by the last sentence of this Section 2.1(e), as of such time, forfeit such Parent Shares to the Acquiring Corp. and shall deliver any certificates representing such Shares, duly endorsed for transfer, to the Acquiring Corp., for no consideration  Notwithstanding the foregoing provisions of this Section 2.1(e), if and to the extent a Company Unitholder has in accordance with Section 2.1(c) been so issued a number of Parent Shares as part of the Earn-out Consideration which is in excess of his Target Percentage of all Parent Shares so issued as Earn-out Consideration (such shares in the case of such Company Unitholder, “Additional Parent Shares”), then (1) if Raju Mantena ceases to be an Employee in Good Standing before the date on which such Additional Parent Shares become Transferable, all such Company Unitholders shall forfeit such Additional Shares to the Acquiring Corp., which Shares may (but need not) be reallocated among the Company Unitholders who continue to be Employees in Good Standing, in the sole and absolute discretion of the Acquiring Corp. and (2) if the foregoing clause (1) is not applicable at the time, then if such a Company Unitholder ceases to be an Employee in Good Standing before the date on which such Additional Parent Shares become Transferable, such Company Unitholder shall forfeit such Additional Parent Shares to the Unitholder Representative, as agent for the Company Unitholders who continue to be Employees in Good Standing of Parent or a Subsidiary thereof (instead of to the Acquiring Corp.), and in either such case such Company Unitholder shall deliver any certificates representing such Additional Parent Shares that are to be forfeited, duly endorsed for transfer, to the Acquiring Corp. or the Unitholder Representative, as the case may be, for no consideration. Within 90 days after such a forfeiture of Additional Parent Shares to the Unitholder Representative, the Unitholder Representative may reallocate and transfer such forfeited Additional Parent Shares to Company Unitholders who continue to be at such time Employees in Good Standing of the Parent or a Subsidiary thereof (including the Unitholder Representative) as the Unitholder Representative determines to be appropriate after consultation with Parent; it being understood that the Unitholder Representative will not reallocate such Parent Shares in a manner to which Parent reasonably objects. Any such reallocation of Parent Shares among Company Unitholders shall be reflected in an amended notice signed by the Unitholder Representative and delivered to Parent and any Additional Parent Shares so reallocated shall remain in the hands of the Company Unitholder to whom they are reallocated subject to the same restrictions on transfer and forfeiture provided hereby as if such Additional Parent Shares had originally been issued to such Company Unitholder. Notwithstanding the foregoing provisions of this Section 2.1(e), (1) such Parent Shares shall be Transferable (A) in the event of the holder’s death, by will or the laws of descent and distribution or by a written beneficiary designation accepted by Parent, (B) by operation of law in connection with a merger, consolidation, recapitalization, reclassification or exchange of Shares, reorganization or similar transaction involving the Company and affecting Parent Shares generally or (C) with the approval of Parent, to a member of the holder’s family, or a trust primarily for the benefit of the holder and/or one or more members of the holder’s family, or to a corporation, partnership or other entity primarily for the benefit of the holder and/or one or more such family members and/or trusts or (D) with the approval of the Parent, in another estate or personal financial planning transaction (provided, however, that in any such case the Parent Shares so Transferred shall remain subject in the hands of the Transferee to the restrictions on Transfer provided hereby and, except in the case of a Transfer referred to in the foregoing clause (A) of this sentence, shall remain subject to forfeiture upon the transferor Company Unitholder subsequently ceasing to be an Employee in Good Standing before the expiration of the period of restriction on Transfer of such Parent Shares, as provided by the first or second sentence of this paragraph and (2) no Transfer of such Parent Shares shall be permitted unless such Transfer (A) shall be registered under the Securities Act and registered or qualified under any applicable state securities law or the holder has established to the Parent’s reasonable satisfaction that the Transfer is exempt from such registration or qualification and (B) shall be made in accordance with any restrictions on Transfer of Parent Shares to which holder may be subject as an employee, officer and/or director of the Parent or a Subsidiary thereof by reason of federal or state securities laws and/or the policies regarding transactions in securities of the Parent from time to time adopted by the Parent and applicable to the holder. Except in respect of the foregoing restrictions on Transfer and forfeiture requirement, a holder of such Parent Shares shall be entitled to the benefit of, and to exercise, all rights, powers and privileges of ownership of such shares, including without limitation the right to receive dividends and distributions thereon, and to vote such shares and to exercise any rights of dissent or appraisal or to make any election attendant upon ownership of such shares; provided, however, that to the extent any dividend shall be paid or distribution made on such shares in any shares or securities of Parent or any Subsidiary of Parent during the period in which Transfer of such shares is restricted hereby, then such shares or securities shall be likewise restricted from Transfer and subject to forfeiture to the Acquiring Corp. For the avoidance of doubt, it is understood and agreed that, upon a Transfer of any such Parent Shares after the expiration of such restrictions on Transfer (or with such consent), the foregoing restrictions shall terminate as to the Transferee of such Parent Shares. Parent may legend any certificates representing such Parent Shares (or other shares or securities distributed in respect thereof) in such manner, or enter appropriate stop transfer instructions with any transfer agent or registrar, as may be reasonably determined by Parent to be appropriate to effectuate the provisions of this Section 2.1(e). Notwithstanding the foregoing provisions of this Section 2.1(e), (1) in the event the Acquiring Corp. is required to deposit with the Escrow Agent (or, in lieu thereof, deliver to the Unitholder Representative an irrevocable letter of credit) in respect of the amount of the Deferred Payment as provided by Section 2.2(a) and has failed to do so within 120 days after becoming required to do so or the Acquiring Corp. fails to make payment to the Company Unitholders of the Deferred Payment within five business days after becoming obligated to do so or (2) in the event a Company Unitholder terminates his employment as provided by his employment agreement referred to in Section 3.25 within

120 days following a Change of Control of Parent, any Parent Shares theretofore issued to a Company Unitholder as Earn-out Consideration shall no longer be subject to restrictions on transfer or to forfeiture as provided herein.

(f)            Successor Securities. If there shall be any change in or exchange of the outstanding Parent Shares prior to the issuance of Parent Shares pursuant to Section 2.1(c), by reason of a recapitalization, reorganization or exchange of shares including any such change or exchange effectuated by an amendment of Parent’s certificate of incorporation or by a merger or consolidation, all references in this Agreement to “Parent Shares” shall likewise refer to the shares as so changed or the shares or other securities into which the Parent Shares are so changed or exchanged. The provision of this Section 2.1(f) shall apply to each such successive change or exchange.

(g)           Working Capital Payment and Adjustment. In addition to the consideration payable to the Company Unitholders as provided by Section 2.1(b), the Acquiring Corp. will make the payments in respect of the Company’s “Working Capital” as of the Closing Date hereinafter in this Section 2.1(g) provided for.

(i)            The Company’s “Working Capital” shall be in the amount (determined as hereinafter provided) by which the Company’s current assets exceed its current liabilities as of the Closing Date, as determined in accordance with GAAP consistently applied by the Company; it being understood, however, that in determining the Working Capital the amount owed on the note issued by the Company to Raju Mantena and outstanding on the date hereof (which on the date hereof approximates $2.45 million), will not be considered a current liability of the Company nor will any other amount owed by the Company to any Company Unitholder for borrowed money (the “Working Capital Loans”). The Company has provided Parent in writing its good faith estimate of the amount of its Working Capital as of March 31, 2006 and shall provide Parent in writing a good faith estimate of the Working Capital and the amount of the Working Capital Loans as of the Closing Date, signed by its chief executive and chief financial officers, no later than three business days before the Closing Date, explaining any material change in the Company’s Working Capital since March 31, 2006.

(ii)            The Acquiring Company will pay to the Company at the Closing, in respect of its Working Capital as of the Closing Date, in cash the amount of the Working Capital Loans as estimated by the Company as provided in paragraph (i) of this section. The Company will repay in their entirety, substantially simultaneously with the Closing, the Working Capital Loans.

(iii)          After consulting with the Unitholder Representative, the Company not later than 90 days after the Closing shall provide the Acquiring Corp. and the Unitholder Representative with a revised estimate of the Company’s Working Capital as of the Closing Date (the “Estimated Working Capital Amount”), explaining any material change in the Company’s Working Capital as of the Closing Date as estimated before the Closing. On January 31, 2007, the

Acquiring Corp. shall pay to the Company Unitholders, divided among them in accordance with their respective Percentage Interests, the amount equal to $6,000,000 less the estimated amount of the Working Capital Loans paid by the Acquiring Corp. to the Company at the Closing.

(iv)          As soon as practicable after the beginning of the thirteenth month after the Closing Date, the Company shall re-calculate its Working Capital as of the Closing Date taking into account all relevant post-Closing events until such time. Acquiring Corp. and the Unitholder Representative will cooperate with the Company in determining a mutually agreeable amount for the re-calculated Working Capital as of the Closing Date. In the event of a disagreement between the Unitholder Representative and Acquiring Corp. as to the Working Capital as of the Closing Date so re-calculated, the Unitholder Representative and Acquiring Corp. will jointly select a reasonably acceptable independent public accounting firm to determine the amount of the Working Capital as of the Closing Date, which determination shall be final and binding upon all parties in interest. Expenses relating to the independent public accounting firm shall be borne equally by the Acquiring Corp. and the Unitholder Representative. The difference, if any, between the recalculated Working Capital and the total amount of the payments on account of the Company’s Working Capital made by the Acquiring Corp. to the Company in accordance with paragraph (ii) of this section and made to the Company Unitholders in accordance with paragraph (iii) of this section will be promptly settled by either an additional cash payment to the Company Unitholders (divided among them in accordance with their Percentage Interests) by Acquiring Corp., if the difference is positive, or by a cash payment to Acquiring Corp. by the Unitholder Representative on behalf of all the Company Unitholders if the difference is negative. If any such settlement payment is not made within five business days of demand therefor, such payment shall bear interest at the prime rate as from time to time in effect (as published in The Wall Street Journal) plus 400 basis points from the date of demand to the date of payment. If such payment is payable to the Acquiring Corp. and is not paid upon demand, the Acquiring Corp. may elect by notice to the Unitholder Representative at any time before payment thereof is made to the Acquiring Corp. to reduce the amount of the Deferred Payment by the amount so owed to it.

(v)              Notwithstanding the foregoing provisions of this Section 2.1(g), the maximum amount payable by Acquiring Corp. pursuant to paragraphs (iii) and (iv) of this section shall not exceed $25,000,000.

SECTION 2.2  Payment of Merger Consideration.

(a)           Acquiring Corp. shall simultaneously with the Closing (and subject to the satisfaction or waiver of the conditions to the Closing provided by Article VI) pay, out of and as part of the Aggregate Initial Cash Purchase Price, an aggregate of $185,000,000, such payment to be made by wire transfer of immediately available funds to a single bank account that shall be designated by notice given not less than three business days before the Closing by the Company to Parent and signed by or on behalf of all the Company Unitholders. It is understood and agreed that such payment shall be applied, as the Company Unitholders shall determine, so as to satisfy any obligations of the Company and/or expenses of the Company relating to the Transactions, as further provided by the last sentence of Section 5.1, and otherwise shall be divided among the Company Unitholders ratably in accordance with their respective Target Percentage Interests pertaining to their Company Units. Parent, however, shall have no responsibility with respect to the application of such payment once made to such account; the Company and the Company Unitholders shall be responsible for satisfying at or before the Closing the obligations and expenses of the Company referred to in the last sentence of Section 5.1. The Acquiring Corp. on the third anniversary of the Closing Date (or, if such day is not a business day, the next business day) shall pay to the Company Unitholders, divided among them ratably in accordance with their respective Target Percentage Interests pertaining to their Company Units (as held immediately before the Closing as contemplated by Section 2.1(a)), the sum (the “Deferred Payment”) of (1) an aggregate of $25,000,000, out of and as part of the Aggregate Initial Cash Purchase Price, plus (2) the aggregate amount equal to the interest that would accrue on $25,000,000 at the Magellan Cash Investment Rate (or as provided below, at double such rate) on a daily basis, compounding quarterly, from the Closing Date to the date preceding the date of payment thereof, subject, however, to reduction of such amount (including the amount on which such interest accrual shall be calculated) if and as provided by Sections 2.1(g) and 5.10 or Article VIII. In the event that prior to the date the Deferred Payment becomes payable (1) the credit rating issued by Standard & Poors Corporation for Parent’s senior unsecured debt falls below a “B” rating or (2) the credit rating issued by Moody’s  Investors Service for Parent’s senior unsecured debt falls below a “B2” rating or (3) Parent’s senior unsecured debt ceases to have any credit rating by Moody’s Investors Service or by Standard & Poors Corporation or (4) Parent receives a notice of default under its Credit Agreement, the Acquiring Corp. shall promptly after the happening of such event deposit into an escrow account to be established at Deutsche Bank Trust Company Americas. (the “Escrow Agent) an amount of cash equal to the then amount of the Deferred Payment (including any portion thereof determined as an accrual of interest and after any reductions thereto theretofore made resulting from the application of Sections 2.1(g) or 5.10 or Article VIII) (the “Escrow Amount”) with the Escrow Agent to be held in an escrow account pursuant to an Escrow Agreement consistent with the terms of this Agreement and reasonably acceptable to Parent and the Unitholder Representative (the “Escrow Agreement”). In the event that the Escrow Amount is not so deposited into escrow by the Acquiring Corp. within 30 days after the happening of such event, the amount of the Deferred Payment shall increase by an amount equal to the interest that would accrue on the Deferred Payment at double the Magellan Cash Investment Rate on a daily basis, compounding quarterly, from the date following such thirtieth (30th) day to the date preceding the day the Deferred Payment Amount either is deposited in escrow as provided by the immediately preceding sentence or is paid to the Company Unitholders as provided hereby. The Escrow Amount shall be held in escrow pending resolution of claims for indemnification (if any) pursuant to Section 8.2 and may be reduced in respect of amounts payable as indemnification hereunder in accordance with Article VIII and may also be reduced as provided by Sections 2.1(g) or 5.10. The Escrow Amount shall be invested by the Escrow Agent in money-market instruments and interest thereon shall be added to and become part of the Escrow Amount. After such deposit in escrow, the Deferred Payment shall no longer increase by the amount equal to the accrual of interest at the Magellan Cash Investment Rate provided hereby but any earnings on the amount in escrow, after application to any income taxes due thereon and any expenses of the escrow, shall be for the benefit of the Company Unitholders. The Escrow Amount shall be paid to the Company Unitholders out of the escrow in accordance with the Escrow Agreement at the same time as the Deferred Payment would have been paid to the Company Unitholders. Notwithstanding the foregoing provisions of this Section 2.2(a), Parent may elect, in its discretion, in lieu of depositing the then Deferred Payment amount in escrow as provided by such provisions, to deliver to the Unitholder Representative an irrevocable letter of credit, issued by a bank reasonably acceptable to the Company and the Unitholder Representative, in the amount equal to the sum of (1) the then Deferred Payment amount at such time plus (2) the aggregate amount equal to the interest that would accrue on such amount on a daily basis, compounding quarterly, at the Magellan Cash Investment Rate in effect for the fiscal quarter of Parent immediately preceding such time over the period from the date to delivery of such letter of credit to the date on which the Deferred Payment is payable to the Company Unitholders hereunder. Such letter of credit shall permit the Unitholder Representative to draw thereon for the amount of the Deferred Payment on the date on which the Deferred Payment first becomes payable to the Company Unitholders hereunder and shall be in such customary form as Parent and the Unitholder Representative shall reasonably agree upon. For all purposes of this Agreement, references to the Escrow Amount shall also refer to such letter of credit if such letter of credit is delivered in lieu of depositing the Escrow Amount in escrow as provided above.

(b)           Transfer Books; No Further Ownership Rights in Company Units. The Merger Consideration to be paid in respect of Company Units upon the surrender for exchange of Company Units in accordance with the terms of this Article II shall, as of the Effective Time, be in full satisfaction of all rights pertaining to such Company Units (or other securities, as applicable) previously represented by such Company Units, and as of the start of business on the day on which the Effective Time occurs, no further Transfers of Company Units shall be permitted (and the Company’s transfer books shall be closed) and there likewise shall be no further transfers by the Surviving Company of Company Units (or other securities of the Company, as applicable) that were outstanding immediately before the Effective Time. From and after the Effective Time, the holders of Company Units outstanding immediately before the Effective Time shall cease to have any rights with respect to such Company Units, except for the right to receive the Merger Consideration as provided herein or as otherwise specifically provided herein or by applicable law. If, at any time after the Effective Time, any certificate or instrument representing a Company Unit is presented to the Surviving Company for any reason, it shall be canceled.

(c)           No Liability for Abandoned Property. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Surviving company shall be liable to any Person for any consideration otherwise payable hereunder but delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)           Withholding Taxes. Acquiring Corp. shall be entitled to deduct and withhold from any payment to be made to a Company Unitholder hereunder, other than a payment of the Aggregate Initial Cash Purchase Price, such amounts as may be required to be deducted and withheld by Acquiring Corp. (or Parent on its behalf) with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3  Adjustments to Company Units. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the outstanding number of Company Units shall have been changed into a different number of units or a different class of membership interest or other securities issued by the Company by reason of the occurrence of or record date for any dividend, subdivision, split, combination, reclassification, recapitalization, reorganization, exchange of membership interests or similar transaction, the consideration payable in respect of a Company Unit and any such changed or additional membership interests or securities of the Company as a result of the Merger shall be appropriately adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange of membership interests or similar transaction but no change shall be made in the aggregate Merger Consideration.

SECTION 2.4  Guarantee of Parent. The obligations of Acquiring Corp. to pay and deliver the Merger Consideration (including Parent Shares) to the Company Unitholders as herein provided is hereby unconditionally and irrevocably guaranteed by Parent. Parent’s guarantee herein shall be a guaranty of payment (and not of collection). Parent’s obligations hereunder as guarantor shall be no greater than those of the Acquiring Corp. and to the extent that the Acquiring Corp. is afforded conditions to its obligations, defenses, offsets, cure periods, notice periods, remedies and rights under this Agreement or applicable Law, Parent shall be entitled to the benefit of the same.

ARTICLE III
Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates)

delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”):

SECTION 3.1  Organization, Standing and Corporate Power.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and Oncore Healthcare, LLC (“Oncore”) is its only Subsidiary and is a limited liability company duly organized, validly existing and in good standing under the LLC Act. Each of the Company and Oncore has all requisite power and authority necessary for it as a limited liability company to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)           All the outstanding membership interests in Oncore have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)           The Company has delivered to Parent correct and complete copies of its certificate of formation and limited liability company agreement (the “Company Charter Documents”) and correct and complete copies of the certificate of formation and limited liability company agreement of Oncore (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings, consent or actions of the Company Unitholders and of the Manager of the Company held since inception of the Company in January, 2003, and comparable documents for Oncore.

SECTION 3.2  Capitalization.

(a)           The only membership interests in the Company are the Company Units and no other equity interests in or securities of the Company have been authorized for issuance by the Company. At the date hereof, (1) 1,000 Company Units were issued and outstanding, (2) no Company Units were held by the Company in its treasury, and (3) no Company Units were reserved for issuance, or issuable, upon conversion of any other convertible or exchangeable security of the Company or any other option or similar right or instrument (“Convertible Securities”). All outstanding Company Units have been duly authorized and validly issued, all payments required to be made in consideration of the issuance thereof have been fully paid and the issuance thereof was free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list of all holders of Company Units and each such holder holds all the Company Units listed as owned by it free of any Liens or participation or other interests therein. Except as set forth above in this Section 3.2(a) or disclosed in Schedule 3.1(b) of the Company Disclosure Schedule or as otherwise expressly permitted by Section 5.1(b), no member interests, shares of capital stock, voting securities or equity interests in or of the Company or any Subsidiary are issued and outstanding nor are any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any member interests, shares of capital stock, voting securities or equity interests in or of the Company or any Subsidiary.

(b)           There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any member interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any member interests, shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3  Authority; Noncontravention; Voting Requirements.

(a)           The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly authorized and approved by its Manager, which has recommended to the Company Unitholders the approval of the Merger and this Agreement as in the best interests of the Company and the Company Unitholders, and by any vote, approval or consent required to be received from the Company Unitholders or the holders of any member interests, shares of capital stock, securities or equity interests in or of the Company or any Subsidiary of the Company (the “Unitholder Approval”). The Unitholder Approval includes any vote, consent or approval required in order (1) for the Company under the LLC Act and the Company Charter Documents and (2) for any Subsidiary of the Company under any Law under which such Subsidiary is organized and any Subsidiary Document and (3) for the Company and any Subsidiary of the Company under any agreement with any Company Unitholder or holder of any member interest, share of capital stock, security or equity interest in or of the Company or any Subsidiary to enter into and perform this Agreement, including to consummate the Merger and the other Transactions. The Unitholder Approval remains in full force and effect. All holders of Company Units have voted to approve this Agreement and the Merger and given any other consent or approval to this Agreement and the Merger which they are entitled to give. No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction or Permit of any Governmental Authority or any arbitration award applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming that the authorizations, consents and approvals described in Section 3.3(b) of the Company Disclosure Schedules are obtained and the filings disclosed in said Schedule are made, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, insurance policy, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected. Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any Contract to notify any Person of the Company entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

(c)           Each of the persons identified in Section 3.3(c ) of the Company Disclosure Schedules have entered into a Subscription Agreement with Parent, which is effective as of the date hereof, providing for the purchase by it of certain Parent Shares simultaneously with the Closing and governing the terms on which such Parent Shares shall be held and in the form approved by Parent (collectively, the “Subscription Agreements”).

SECTION 3.4  Governmental Approvals. Except for (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the

DGCL and the LLC Act, (2) filings required under, and compliance with other applicable requirements of, the HSR Act and (3) as described on Section 3.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority (each, a “Governmental Approval”) are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

SECTION 3.5  Financial Statements and Controls.

(a)           The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended, and related audit reports of Regan, Russell, Schickner & Shah, LLC, and also, the audited consolidated balance sheet as at December 31, 2005 of the Company and Subsidiaries and the related audited consolidated statements of income and of cash flows for the year then ended, and the related audit report of Mayer Hoffman McCann, P.C., (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at March 31, 2006 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the three month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as noted therein) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein subject in the case of the unaudited statements to the absence of footnotes and other supplemental information that would be required by GAAP and to normal year-end audit adjustments.  The consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2005 audited by Mayer Hoffman McCann, P.C. is referred to herein as the “Balance Sheet” and December 31, 2005 is referred to herein as the “Balance Sheet Date”.

(b)           All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The financial projections and business plan provided by the Company to Parent prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time prepared, as to the future financial performance of the Company and the Subsidiaries.

(d)           Each of the Company’s principal executive officer and its principal financial officer have disclosed to the auditors that have prepared the audited financial statements referred to in Section 3.5(a) the existence at any time since the commencement of business by the Company and its Subsidiaries, to their Knowledge, of (i) any significant deficiency in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and (ii) the occurrence since such date of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

SECTION 3.6  No Undisclosed Liabilities.

(a)           Neither the Company nor any Subsidiary has any indebtedness or Liabilities other than those (i) fully reflected on or reserved against in the Balance Sheet or, if not required under GAAP to be reflected on a balance sheet, disclosed in the notes thereto or pursuant to another representation or warranty of the Company contained in this Article or the Company Disclosure Schedule or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

SECTION 3.7  Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes in circumstances or states of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company. Since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.8  Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, or healthcare regulatory review proceedings involving, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority or arbitrator, (a) including any of the foregoing that challenges any of the Transactions, provided that the representation in clause (a) is made only as of the date hereof.

SECTION 3.9  Compliance With Laws. The Company and its Subsidiaries are (and since their commencement of business have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Since their commencement of business, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

SECTION 3.10  Taxes.

(a)           Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid. The Company has complied with all applicable Laws relating to the payment and/or withholding of such Taxes, and has timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)           Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

(c)           Neither the Company nor its Subsidiaries has any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such  Subsidiary of the

Company is or may be subject to taxation in that jurisdiction. No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due.

(d)           The Tax Returns of the Company and its Subsidiaries have never been examined.

(e)           No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no notice thereof has been received.

(f)            The Company has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

(g)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date;

(h)           Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(i)            No property owned by the Company or any Subsidiary is (1) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (2) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (3) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (4) subject to Section 168(g)(1) of the Code, (5) “limited use property” within the meaning of Rev. Proc. 2001-28, or (6) subject to any provision of state, local or foreign law comparable to any of the proceeding provisions.

(j)            Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which such entity will have any obligation to make any payments after the Closing.

(k)           Neither the Company nor any Subsidiary is the subject of any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities.

(l)            Neither the Company nor any Subsidiary has a permanent establishment in any country other than the United States, and is not subject to tax in a jurisdiction outside the United States.

(m)          Neither the Company nor any of its Subsidiaries has filed any election in any jurisdiction to be taxed as a corporation and is and has always been treated as a partnership by all Governmental Authorities in which it is obligated either to pay Tax or file a Tax Return. No member in the Company or any of its Subsidiaries has filed a Form 8082 (or similar form or statement for U.S. federal, state, local or foreign income Tax purposes) notifying the applicable Governmental Authority of an inconsistent treatment of an item on the Company’s or any of its Subsidiaries’ Tax Returns.

(n)           The Company and its Subsidiaries have disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or any corresponding local law).

(o)           Neither the Company nor any of its Subsidiaries has engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(p)           For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed or actually filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11  Employee Benefits and Labor Matters.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of:  (i) all full- or part-time employment, consulting, sales commission or similar compensatory agreements, (ii) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (iii) all bonus or other incentive compensation, stock purchase, equity or equity-based compensation plans, policies, agreements or arrangements, (iv) all severance, change in control, deferred compensation or loan plans, policies, agreements or arrangements, (v) all health insurance or benefit, life insurance, disability insurance, salary continuation or educational assistance plans, policies, agreements or arrangements, (vi) all material payroll practices, including sick leave and vacation policies, programs or arrangements and (vii) all other material employee benefit plans, policies, agreements or arrangements, in each case with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants, managers or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c)           The Company Plans have been maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)           The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)           Parent will not have any obligation to make any contribution or other payment to any Multiemployer Plan which it would not have had but for the consummation of the Transactions.

(f)            All contributions required to have been made under any of the Company Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Title IV of ERISA or Section 412 of the Code.

(g)           The “benefit liabilities” as defined in Section 4001(a)(16) of ERISA of each Title IV Plan using the actuarial assumptions used by the Pension Benefit

Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Title IV Plan do not exceed the assets of such Title IV Plan.

(h)           There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(i)            All amendments and actions required to bring the Company Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and, to the knowledge of the Company, are described on Section 3.11(i) of the Company Disclosure Schedule.

(j)            None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(l)            Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(m)          None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2005.

SECTION 3.12  Environmental Matters.

(a)           (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities. The Company has provided to Parent correct and complete copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities relating to the Company or its Subsidiaries.

(b)           For purposes of this Agreement:

(i)            “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe

Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act  (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii)            “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii)          “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13  Contracts.

(a)           Set forth in Section 3.13(a) of the Company Disclosure Schedules is a list of each Contract of the following types or having the following terms to which the Company or any of its Subsidiaries is a party:

(i)  a Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates or any of its Company Unitholders to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii)            a partnership or joint venture agreement;

(iii)          a Contract for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since their commencement of business;

(iv)          a Contract with any (x) Governmental Authority or (y) manager, director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(v)              a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vi)          a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii)         an agreement relating to the transfer or voting of, or providing for registration rights with respect to, member interests, shares of capital stock, securities or equity interests in or of the Company or any Subsidiary;

(viii)        a mortgage, pledge, security agreement, deed of trust, hypothecation, or other Contract granting a Lien on any property or assets of the Company or any of its Subsidiaries;

(ix)           a customer or client Contract;

(x)            a Contract (other than one with a customer or client) that involves consideration (whether or not measured in cash) of greater than $10,000 or has a duration extending beyond December 31, 2006 unless it may be terminated by the Company without penalty on not more than 90 days notice;

(xi)           a collective bargaining agreement;

(xii)          a “standstill” or similar agreement;

(xiii)         a Contract for the employment of any individual on a full-time or part-time basis;

(xiv)        a Contract providing for severance, retention, change in control or similar payments;

(xv)         Contracts relating to employee options;

(xvi)        to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, or (6) merchandising, sales representative or distribution Contract;

(xvii)       Contracts granting a right of first refusal or first negotiation; and

(xviii)      commitments or agreements to enter into any of the foregoing.

In addition, no Company Unitholder is a party to or is bound by any agreement or other obligation which prevents it from providing the services he currently provides to the Company or that are contemplated to be provided by him after the Closing pursuant to his Employment Agreement referred to in Section 3.25. Each of the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2 is a “Material Contract.”  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)           Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Section 3.13(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all Contracts between the Company and/or its Subsidiaries and customers or clients of the Company and/or its Subsidiaries which contain provisions that would give rise to a right of termination by such customer or client as a result of the entry into this Agreement or the consummation of the Transactions, i.e., as a result of change in control provisions (the “Change In Control Customer Contracts”). Except as identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of, or notice to, any Person is needed in order that any Material Contract (including any Change In Control Customer Contract) to continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(c)           Except as set forth in Section 3.13(c ) of the Company Disclosure Schedules, since the Balance Sheet Date, no customer or client identified on Section 3.13(a) of the Company Disclosure Schedule pursuant to clause (ix) thereof has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, no such customer has notified the Company in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

(d)           The Company has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Contract in the last or the current fiscal year and is not required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Contract, nor is it subject to any penalties under any such Contract, by reason of its failure to satisfy any performance standard contained in such Contract.

SECTION 3.14  Title to Properties. Each of the Company and its Subsidiaries (i) has good and valid title to all real properties and all other material properties which are reflected on the most recent consolidated balance sheet of the Company as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness for borrowed money that is reflected in the most recent consolidated financial statements of the Company and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted (any Lien described in (x), (y) or (z) above, a “Permitted Lien”), and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests in all properties or assets which are used in the Company’s business and not owned by the Company as referred to in the foregoing clause (i). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.15  Intellectual Property.

(a)           For purposes of this Agreement:

(i)             “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii)            “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iii)          “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv)          “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)           “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof.

(vi)          “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)           Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights, in each case, owned or filed by the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c)           The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology, in each case, owned or purported to be owned by or licensed to the Company or any of its Subsidiaries. The use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of, violate, or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim nor to the Company’s Knowledge are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)           To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual

Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)           No Trade Secret or any other non-public, proprietary information of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company or its Subsidiaries.

(f)            Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores.

(g)           Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any Subsidiary, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any Subsidiary or any of the Company’s or any of its Subsidiaries’ products.

(h)           The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses. The Computer Systems used by the Company and its Subsidiaries have functioned consistently and accurately since being installed. The data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are adequate for the Company’s and its Subsidiaries’ businesses. The Computer Systems have not failed to any material extent and the data which they process has not been corrupted. The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Company and its Subsidiaries maintain comprehensive and clear documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.

SECTION 3.16  Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete summary of the material insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement, including the underwriter of such policies and the amount of the coverage thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

SECTION 3.17  Brokers and Other Advisors. Except for Deutsche Bank Securities Inc., the fees and expenses of which will be paid by or on behalf of the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Deutsche Bank Securities Inc., which letter describes all fees payable to Deutsche Bank Securities Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Deutsche Bank Securities Inc. (the “Engagement Letter”).

SECTION 3.18  Health Care Regulatory Compliance.

(a)           Licensing Matters.

(i)  The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses all the permits, licenses, registrations, authorizations, bonds, accreditations, qualifications, provider numbers, rights, privileges, consents, certificates, orders, franchises, variances and approvals or other similar authorization issued by, or otherwise granted by, any Governmental Authority or accreditation body necessary or desirable for the ownership, use, or operation of its business including occupancy of any premises owned, leased or otherwise used by it (“Entity Permits”). Each manager, officer, member, employee and agent of the Company or of any of its Subsidiaries, as well as any director or shareholder of a Subsidiary (such Persons, collectively, “Company Representatives”) has all permits, licenses, registrations, authorizations, bonds, accreditations, qualifications, provider numbers, rights, privileges, consents, certificates, orders, franchises, variances and approvals or other similar authorization issued by, or otherwise granted by, any Governmental Authority or accreditation body necessary or desirable for the performance of his or her duties for the Company and its Subsidiaries (“Individual Permits” and, together with Entity Permits, collectively, “Permits”). Section 3.18(a) of the Company Disclosure Schedules identifies all material Permits. The Company, its Subsidiaries, and the Company Representatives are in compliance with such Permits, all of which are in full force and effect, and have not received any notice (written or oral) to the contrary and there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transaction contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transaction contemplated hereby, and each such permit issued to or held by the Company or any of its Subsidiaries will continue in full force and effect following the Closing without requiring the consents or approval of any Person, assuming that there is no condition or circumstance applicable to Parent or its Subsidiaries immediately before the Closing that upon the Closing would cause any such Permit to expire or terminate. The Company, its Subsidiaries and the Company Representatives have not been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit of the Company, its Subsidiaries or any Company Representative. Neither the Company nor any of its Subsidiaries nor any Company Representative is in material breach or violation of, or default under, any such Permit. Neither the Company nor any of its Subsidiaries have received any notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fail to comply in any material respect with any applicable Law or Permit. Neither the Company nor any of its Subsidiaries are in breach or violation of any of the items listed in Section 3.18(a) of the Company Disclosure Schedules. There has been no decision by Company or its Subsidiaries not to renew any Permit relating to the business.

(ii) Neither the Company nor any of its Subsidiaries is involved in any litigation, proceeding, complaint, claim, charge, order or investigation pending, or to the Knowledge of Company threatened, by or with any Governmental Authority or accreditation body relating to any Permits, or alleged by such Governmental Authority or accreditation body to be required, for the operation of its business which, if determined or resolved adversely, would prevent it from doing business with any Governmental Authority, accreditation body, or any Person regulated by a Governmental Authority or accreditation body or have an adverse impact on the ability of the Company and its Subsidiaries to conduct business.

(b)           Compliance with Health Care Laws.  Except as set forth in Section 3.18(b) of the Company Disclosure Schedule , and without limiting the generality of any other representation or warranty made by the Company or any Subsidiary herein, the Company and each of its Subsidiaries is conducting and has conducted its business and operations in compliance with, and neither the Company, any Subsidiary nor any of their respective officers, managers, directors, employees or shareholders has engaged in any activities that would constitute a violation of any applicable Healthcare Law. Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedules:

(i)             neither the Company nor any Subsidiary nor any Company Representative has received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws;

(ii) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any Subsidiary or any Company Representative;

(iii)          neither the Company or any Subsidiary has any material liability (whether actual or contingent) for failure to comply with any Healthcare Laws;

(iv)          there has not been any violation of any Healthcare Laws by the Company or any Subsidiary in their respective submissions or reports to any governmental entity that could reasonably be expected to result in an investigation, corrective action or enforcement action;

(v)              the Company and its Subsidiaries have maintained, in all material respects, all records required under any Healthcare Laws;

(vi)          any remuneration exchanged between the Company or its Subsidiaries and their customers, suppliers, contractors, consultants or other entities with which they have a business relationship (collectively, “Trading Partners”) has at all times been commercially reasonable, negotiated at arms-length and represents the fair market value for rendered services.

(vii)         the Company has properly documented, reported and disclosed to its customers and Government Authorities, as applicable, all manufacturer remuneration, including “discounts” or reductions in price (as defined in 42 U.S.C. § 1320a-7b(b)(3)(A)) and administrative fees, as required by any Healthcare Law and contractual requirements of manufacturers and health plans and is otherwise in full compliance with Healthcare Laws (including without limitation the provisions of ERISA) and contractual requirements of manufacturers and health plans regarding such discounts, reductions in price and administrative fees; and

(viii)        the Company and its Subsidiaries are not relying on any exemption from or deferral of any Health Care Law that would not be available after the Closing. To the Company’s knowledge, there are no pending changes in any Health Care Law that would prevent the Company from conducting the business after the Closing in substantially the same manner as currently conducted.

(c)           Third-Party Payors. Except as disclosed in Section 3.18(c ) of the Company Disclosure Schedules, Company and its Subsidiaries (a) do not participate under the programs provided by Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”), the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), (b) currently participate in the private, non-governmental programs (including any private insurance program) identified in Section 3.18(c) of the Company Disclosure Schedules under which Company and it Subsidiaries directly or indirectly is presently receiving payments (such private, non-governmental programs are referred to collectively as “Private Programs”), (c) are in good standing with the Private Programs, and (d) have no outstanding overpayments or refunds due to Government Programs or Private Programs in excess of $10,000. The Company and its Subsidiaries are operated in compliance with the conditions of participation of the Governmental Programs and Private Programs. The Company and its Subsidiaries have timely filed all claims and reports required to be filed prior to the date hereof with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers, and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable Law governing reimbursement and payment claims. Section 3.18(c ) of the Company Disclosure Schedule identifies all additional document requests made by Governmental Programs or Private Programs to which Company or its Subsidiaries have not responded and all denials of claims currently being appealed by Company or its Subsidiaries. True and complete copies of all such claims, reports and other document requests filed or made since January 1, 2005 or for the year ended 2005 have been made available to Parent. The Company and its Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such claims and reports, have not claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by applicable Law, and, to Company’s knowledge, have no liability under any Governmental Program or Private Program, other than any refund, overpayment, discount or adjustment that occurs in the ordinary course of business. Except as disclosed in Section 3.18 of the Company Disclosure Schedules, (i) there are no pending appeals, adjustments, challenges, litigation or notices of intent to audit and, to Company’s knowledge, no audits or inquires with respect to such prior claims or reports, except for such appeals or individual claim denials that occur in the ordinary course of business and that, individually or in the aggregate, are not reasonably expected to have an adverse effect on the participation by the Company or any of its Subsidiaries in the Government Program or Private Program or involve an amount in excess of $10,000, and (ii) to the Company’s Knowledge, the Company and its Subsidiaries have not been audited, surveyed or otherwise examined in connection with any Governmental Program or Private Program. Neither Company nor its Subsidiaries have received any notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor have any reason to believe that such qualification may be terminated or withdrawn. There has been no decision by Company or its Subsidiaries not to renew any third-party payor agreement relating to the business. All contracts with third-party payors were entered into by the Company in the ordinary course of business.

(d)           HIPAA Compliance. The Company and its Subsidiaries are in all material respects in compliance, to the extent currently applicable, with the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all regulations promulgated pursuant to HIPAA, including the Transaction Code Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

(e)           Prescription Drug Purchases. The Company’s purchase of prescription drugs and related items has at all times been conducted pursuant to the proper classification of the identity and status of the purchaser of such prescription drugs and/or related items drugs and in accordance with all applicable Health Care Laws, Provider Agreements and Contracts.

(f)            [Intentionally Omitted.]

(g)           Absence of Certain Business Practices. Neither Company nor any of its Subsidiaries nor any Company Representative, nor any other Person or entity acting on behalf of Company or any of its Subsidiaries, acting alone or together, has in order to (A) obtain favorable treatment in securing business, (B) pay for favorable treatment for business secured, or (C) obtain special concessions or pay for special concessions already obtained for or in respect of Company or its Subsidiaries: (1) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Company or its Subsidiaries has done business directly or indirectly, or (2) directly or indirectly, gave or agreed to give any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar benefit to any customer, governmental employee or other person or entity regardless of form, whether in money, property or services or (3) established or maintained any fund or asset that has not been recorded in the books and records of Company or its Subsidiaries.

(h)           Status of Persons. Neither Company nor its Subsidiaries nor any Company Representative nor any other party to any Contract who furnishes services or supplies that may be reimbursed in whole or in part under any Governmental Program:  (1) has been convicted of or charged with any violation of any Law related to any Governmental Program; (2) has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (3) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(i)            Certain Financial Relationships. Section 3.18(i) of the Company Disclosure Schedule identifies all financial relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest, that the Company or any of its Subsidiaries have had, since the formation of the Company or such Subsidiary, with any individual known by the Company or any of its Subsidiaries to be a physician or an immediate family member of a physician, in connection with the business. For purposes of this section, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

SECTION 3.19  Accounts and Notes Receivable and Payable.

(a)           All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date and existing on the date hereof are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or rebate arrangement.

(b)           All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof and existing on the date hereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

SECTION 3.20  Related Party Transactions. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no employee, officer, manager, director, stockholder, partner or member of the Company of any of the Subsidiaries, or, to the Knowledge of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

SECTION 3.21  Banks; Power of Attorney. Section 3.21 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

SECTION 3.22  Customers and Suppliers.

(a)           Section 3.22(a) of the Company Disclosure Schedule sets forth a list of all of the customers and all of the suppliers of the Company and the Subsidiaries, showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during the Company’s last fiscal year and during the current fiscal year through April 30, 2006.

(b)           Since the Balance Sheet Date, no customer or supplier listed on Section 3.22(a) of the Company Disclosure Schedule has terminated its relationship with the Company or any of the Subsidiaries or reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Knowledge of the Company or the Company Unitholders, no customer or supplier listed on Section 3.22(a) of the Company Disclosure Schedule has notified the Company or the Subsidiaries that it intends to terminate or reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.

SECTION 3.23  Certain Payments. None of the Company, any Subsidiary or any Company Unitholder  nor, to the Knowledge of the Company or the Company Unitholders, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not be recorded in the books and records of the Company and the Subsidiaries.

SECTION 3.24  Full Disclosure. No representation or warranty of the Company contained in this Agreement (including the Company Disclosure Schedules) or any of the Company Documents and no written statement made by or on behalf of the Company to Parent (including any Representative thereof) pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.25  Employment Agreements With Key Employees. The Parent has, prior to the date hereof, entered into employment agreements (including agreements relating to holding of restricted shares of Parent, effective subject to and as of the Closing Date, with the individuals listed on Exhibit 3.25 and in the forms heretofore delivered to Parent and included as Section 3.25 of the Company Disclosure Schedules.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally make to the Company the representations and warranties contained in this Article IV:

SECTION 4.1  Organization, Standing and Corporate Power. Each of Parent , Acquiring Corp. and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2  Authority; Noncontravention.

(a)           Each of Parent, Acquiring Corp. and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent, Acquiring Corp. and Merger Sub of this Agreement, and the consummation by Parent, Acquiring Corp. and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and in the case of Merger Sub have been approved by Acquiring Corp. as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent, Acquiring Corp. and Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Acquiring Corp. and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent, Acquiring Corp. and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Acquiring Corp. and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent, Acquiring Corp. and Merger Sub, nor the consummation by Parent, Acquiring Corp. or Merger Sub of the Transactions, nor compliance by Parent. Acquiring Corp. or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent, Acquiring Corp. or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority or any arbitration award applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Acquiring Corp. or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Acquiring Corp., Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that, individually or in the aggregate, could reasonably be expected to adversely affect the ability of Parent, Acquiring Corp. or Merger Sub to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions.

SECTION 4.3  Governmental Approvals. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iii) the approvals or filings referred to in Schedule 4.4 delivered by Parent to the Company, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, Acquiring Corp. and Merger Sub or the consummation by Parent, Acquiring Corp. and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

SECTION 4.4  Ownership and Operations of Acquiring Corp. and Merger Sub. Parent owns on the date hereof beneficially all of the outstanding capital stock of Acquiring Corp. and Merger Sub and, on the Closing Date, will own beneficially, directly or indirectly through one or more other wholly-owned direct or indirect subsidiaries, all of the outstanding capital stock of Acquiring Corp. and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.5  Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.6  Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent, Acquiring Corp. or Merger Sub and neither Parent, Acquiring Corp. nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent, Acquiring Corp. or Merger Sub of any closing condition set forth in Section 6.2(d) or of their material obligations under this Agreement or (c) material to the business of Parent and its Subsidiaries taken as a whole.

ARTICLE V
Additional Covenants and Agreements

SECTION 5.1  Conduct of Business. Except as expressly required or permitted by this Agreement, as required by applicable Law or as permitted by the prior written consent of the Parent, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (iv) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement, as required by applicable Law or as specified in Schedule 5.2 of the Company Disclosure Schedules or permitted by the prior written consent of the Parent, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any Company Units, other member interests, shares of capital stock, securities or equity interests in or of, or any securities, rights or options convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, or any calls, commitments or any other agreements of any character to purchase or acquire, any Company Units or any member interests, shares of its capital stock, securities or equity interests in or of the Company or any Subsidiary, provided, however, that member interests, shares, securities or equity interests in or of the Company’s Subsidiaries may be issued to the Company or a direct or indirect wholly owned Subsidiary of the Company, (ii) redeem, purchase or otherwise acquire any of the outstanding Company Units or any member interests, shares, securities or equity interests in or of, or any options to acquire, any Company Units or any member interests, shares, securities or equity interests in or of, the Company or any Subsidiary of the Company; (iii) except as provided by the last sentence of this Section 5.1, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, the Company Units or any member interests, shares, securities or equity interests in or of any Subsidiary, or otherwise make any payments to the holders thereof in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any of the Company Units; or (v) amend (including by reducing the exercise price or extending the duration), or waive any of its rights under, any agreement evidencing any outstanding option or other right to acquire Company Units or any similar or related contract;

(b)           incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(c)           sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Lien, any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(c) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, or (ii) dispositions of obsolete or worthless assets;

(d)           make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three consecutive month period;

(e)           directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (ii) except as permitted under Section 5.2(d), otherwise acquire any assets except in the ordinary course of business consistent with past practice, provided, further, that no such acquisition in the ordinary course of business of any assets that, individually, have a purchase price in excess of $100,000 or any group of related assets that, in the aggregate, have a purchase price in excess of $250,000 shall be made without reasonable prior notice to Parent and shall not be made over the Parent’s objection (which shall not be unreasonably interposed);

(f)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(g)           (1) enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any customer or client Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (2) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (3) amend or modify the Engagement Letter, (4) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions, or (5) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Parent);

(h)           increase in any manner the compensation of any of its directors, officers, managers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, program, agreement, trust, fund or arrangement with, for or in respect of, any unitholder, director, officer, other employee, consultant or Affiliate, other than as required pursuant to applicable Law or the terms of an agreement, plan or program identified in Section 5.1(h) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent);

(i)            make or change any election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j)            make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)           amend the Company Charter Documents or the Subsidiary Documents;

(l)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(m)          except as provided by the last sentence of this Section 5.1, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than  the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(n)           issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers or clients without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions or provide to any Person any Information regarding the Company (or its predecessor) that might be considered material non-public information (within the meaning of Regulation FD under the Exchange Act ) if the Company’s securities were registered under Section 12(b) of the Exchange Act;

(o)           settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9); or

(p)           acquire any material properties or assets or sell, assign, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business consistent with past practice), transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and its Subsidiaries;

(q)           enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(r)            enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or enter into, or modify, amend or terminate, any Contract which would (1) cause the Company of any Subsidiary to incur a liability in excess of $100,000 or receive revenues in excess of $250,000, (2) have a term of more than one year (unless the Company or the Subsidiary may cancel such Contract in its discretion without incurring a liability in excess of such amount) or (3) could reasonably be expected to have a Material Adverse Effect on the Company (provided, however, that in no event will the Company be considered in breach of this clause (3) in connection with entering into a Contract after the date hereof as to which it has received the written consent of Parent); or

(s)           agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (1) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue in any material respect or (2) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Notwithstanding the foregoing provisions of this Section 5.1, the Company shall, immediately before the Closing, repay any indebtedness for borrowed money of the Company, other than any indebtedness for borrowed money owed to any Company Unitholder (or, earlier before the Closing do so in whole or in part consistent with the operation of the business in the ordinary course). In addition, the Company shall make arrangements with the Company Unitholders so that, at the Closing, all expenses of the Company relating to the Transactions, including any investment banking or broker fees and expenses and any legal expenses and filing fees, and audit fees payable to Mayer Hoffman McCann, P.C., that have not already been paid shall have been paid in full before or at the Closing so that the Company upon the Closing shall have no liability therefor. Also notwithstanding the foregoing provisions of this Section 5.1, the Company shall, immediately before the Closing, cause the existing lien against the Company’s assets in favor of its supplier Cardinal Health, Inc. and any other similar lien on the Company’s assets (other than a Permitted Lien), to be removed (including, if necessary, by Company Unitholders providing cash collateral to secure such obligations in lieu of such obligations being secured by other assets of the Company) and deliver evidence reasonably satisfactory to the Company of the removal of such lien.

SECTION 5.2  No Solicitation by the Company; Etc.

(a)           The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, managers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (1) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Takeover Proposal, and use its commercially reasonable efforts to obtain the return from all such Persons, or to cause the destruction of, all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives, (2) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (3) enter into any agreement related to any Takeover Proposal.

(b)           In addition to the other obligations of the Company provided by this Agreement, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations (or continuation of discussions or negotiations) are sought to be initiated with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)           For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Company Units or member interests, shares of capital stock, securities or equity interests in or of the Company or any Subsidiary, or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

SECTION 5.3  Best Efforts.

(a)           Lender Consent. Parent shall use its best efforts to obtain, as soon as practicable after the date hereof, the consent required under the Credit Agreement to permit it and its Subsidiaries to consummate the Transactions. Parent shall keep Company reasonably informed of the progress of its efforts to obtain such consent. If Parent has not received the consent so required under the Credit Agreement within thirty (30) days of the date hereof, Parent will use its best efforts to refinance the Credit Agreement on terms permitting it and its Subsidiaries to consummate the Transactions.

(b)           Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)           In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within three (3) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent covenants and agrees that it shall be solely responsible for the filings or related fees incurred by Parent and the Company in connection with the aforementioned filings under the HSR Act.

(d)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(e)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4 or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving company or any of their Affiliates may carry on business in any part of the world.

SECTION 5.4  Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or in the case of the Parent by its listing agreement with Nasdaq as determined in its good faith judgment (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation insofar as practicable with the Company).

SECTION 5.5  Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company agrees that, prior to the Effective Time or the termination of this Agreement in accordance with Article VII, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Company Documents. Any such investigation by Parent shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries. Neither Parent nor any of its officers, employees or representatives shall, prior to the Closing Date, have any contact whatsoever with any customer, lender, lessor, vendor, supplier, employee or consultant of the Company and its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company. In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of March 15, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and its Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.6  Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against or otherwise involving such party or any of its Subsidiaries or Affiliates which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality to be untrue or (B) that is not so qualified to be untrue in any material respect or, in the case of the Company, would cause any of the information provided in the Company Disclosure Schedules to not be true and correct as of the time such information was provided in light of such discovery or occurrence or non-occurrence, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of any representation of warranty of the party giving such notice or any non-compliance by the party giving such notice with any covenant, agreement or other provision contained in this Agreement or (y) limit the remedies available to the party receiving such notice in respect of such breach or non-compliance.

SECTION 5.7  Intentionally Omitted.

SECTION 5.8  Fees and Expenses. Except as may otherwise be provided herein, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.9  Change In Control Customer Contracts. The Company shall, prior to the Closing Date, (i) notify each third party to the Change In Control Customer Contracts listed on Section 3.13 of the Company Disclosure Schedule of the Transactions and (ii) request and receive a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

SECTION 5.10  Tax Matters.

(a)           Parent and the Unitholder Representative agree to allocate the Merger Consideration and liabilities of the Company existing immediately prior to the Closing to the assets of the Company based on the fair market value of such assets within ninety (90) days after the Closing. Such allocation shall be prepared by Parent and delivered to the Unitholder Representative as of the Closing (the “Allocation Schedule”). Within thirty (30) days after the Unitholder Representative’s receipt of the Allocation Schedule, initial or revised, as the case may be, the Unitholder Representative shall indicate its concurrence therewith, or propose to Parent any changes to such Allocation Schedule. The Unitholder Representative’s failure to notify Parent of any objection to such Allocation Schedule within thirty (30) days after receipt thereof shall constitute the Unitholder Representative’s concurrence therewith. The Unitholder Representative and Parent will negotiate in good faith to resolve any disputes regarding the Allocation Schedule. If the Unitholder Representative and Parent are unable to resolve any disputes regarding the Allocation Schedule within thirty (30) days of Parent’s receipt of such changes, then such dispute will be submitted to the Independent Accounting Firm for resolution as soon as practicable. The Independent Accounting Firm shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the parties and not by independent investigation, only the specific items under dispute by the parties. Each of the Parent, Unitholder Representative and the Company (as applicable) shall complete and timely file all forms and statements (and any exhibits thereto), including Tax Returns, required by applicable Tax laws, in accordance with the Allocation Schedule, as revised from time to time as provided herein, in accordance with applicable Tax laws, and none of them shall take a position on any Tax Return or other form or statement contrary with such allocation.

(b)           The Company shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice; provided that there is a reasonable basis for the positions claimed on such Tax Returns. The Company shall deliver to Parent copies of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit Parent to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld or delayed). If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then the Company shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c)           Parent and Company recognize that, for federal income tax purposes and for state income tax purposes, the Company will file a final partnership tax return for the period ending at the Closing Date, and there will be no Straddle Period. The Unitholder Representative will cause to be prepared and filed the final partnership income tax returns, subject to Parent’s review and approval, which shall not be unreasonably withheld.

(d)           Following the Closing, Parent shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns, other than the Company final partnership return described in Section 5.10(c), required to be filed by or with respect to the Company or any of its Subsidiaries after the Closing Date in respect of any Pre-Closing Tax Period or Straddle Period. A copy of any such Tax Return with respect to which Tax is owing and for which the Company Unitholders are liable pursuant hereto shall be delivered to the Unitholder Representative, along with a statement (a “Tax Statement”) showing the Unitholder Representative’s share of any Taxes owed that are reflected on such Tax Return (which shall be computed in accordance with Section 8.2(e)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Unitholder Representative to review and approve such Tax Return and Tax Statement prior to filing (which approval shall not be unreasonably withheld or delayed). If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Parent shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(e)           Not later than two (2) days prior to the due date for the payment of Taxes on any Tax Returns relating to Pre-Closing Periods or Straddle Periods which Parent has the responsibility to file (or cause to be filed) pursuant to Section 5.10(b), the Parent shall reduce the amount of the Deferred Payment by the amount shown on the corresponding Tax Statement; provided, however, that, in the event that the Unitholder Representative disputes the amount shown on the Tax Statement, the dispute resolution provisions of Section 8.3(c) shall apply and the Deferred Paymentnt shall not be considered reduced by the contested amount of the Tax Statement until the dispute is resolved. No payment pursuant to this Section 5.10(e) shall excuse the Unitholder Representative from its indemnification obligations pursuant to Section 8.2 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the funds distributed or available to be distributed from the Withhold under this Section 5.10(e).

(f)            In order to apportion appropriately any Taxes relating to Straddle Periods, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”). In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of the Company for the period which would have qualified as a Short Period if such election had been permitted by applicable Law (an “Interim Period”) shall be (1) in the case of a Tax that is not based on net income or receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on net income or receipts, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(g)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Tax Loss; provided that, with respect to any Tax Loss for which the Unitholder Representative otherwise shall be liable under the indemnification provisions hereunder, Parent (i) shall keep the Unitholder Representative apprised of all developments relating to such claim or proceeding, (ii) shall provide the Unitholder Representative with copies of all correspondence from any taxing authority relating to any such claim or proceeding, (iii) shall provide the Unitholder Representative in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with the Unitholder Representative in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of Unitholder Representative (which consent shall not be unreasonably withheld or delayed).

(h)           Each party hereto agree to co-operate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns,

any audit, litigation or other proceeding with respect to Taxes. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.

(i)            All transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Company Unitholders and Parent.

SECTION 5.11  Employment Agreements. The Company shall not, without the prior written consent of Parent, take any action to amend or terminate the employment agreements identified on Exhibit 3.25.

ARTICLE VI
Conditions Precedent

SECTION 6.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Antitrust Clearance. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(b)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, and no arbitration award, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal (collectively, “Restraints”) shall be in effect.

SECTION 6.2  Conditions to Obligations of Parent, Acquiring Corp. and Merger Sub. The obligations of Parent, Acquiring Corp. and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement including, without limitation, in the Company Disclosure Schedules (and without giving any effect to any notice given by the Company pursuant to Section 5.6), are true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly state that they are as of an earlier date in which case as though made on the Closing Date as of such earlier date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect. In addition, the chief executive officer and the chief financial officer of the Company shall have provided to the Parent as of the Closing Date the certifications with regard to the Company’s control over financial reporting and other matters provided by Exhibit 6.2(a).

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)           No Company Material Adverse Effect. No event, change in circumstances or state of facts shall have occurred or been discovered since the date of this Agreement that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

(d)           Resolutions, Etc. The Manager of the Company shall deliver a certificate to Parent certifying as to actions taken by the Manager and members of the Company approving the Transactions or otherwise relating to the Transactions, as Parent shall reasonably request.

(e)           No Litigation, Etc. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Company Units by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Company including the right to vote all such shares on all matters properly presented to unitholders, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken together as a whole), (iv) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, any portion of the businesses or assets of Parent or any of its Subsidiaries or would, or is reasonably likely to, result in a Governmental Investigation of being commenced or continued after the Effective Time or in Governmental Damages being imposed on the Surviving company or Parent or any of their respective Affiliates, (v) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving company or to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries (taken together as a whole) or any Portion of the business or assets of Parent and its Subsidiaries, or (vi) impose damages (other than Governmental Damages referred to in the foregoing clause (iv) of this sentence) on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to the Company or the Transactions. As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(f)            Required Consents. The Company shall have obtained all consents, waivers and approvals, and given all of the notices, referred to in Section 3.13(b) of the Company Disclosure Schedule, each such consent, waiver and approval is in form and substance reasonably satisfactory to Parent and does not require as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Company, any of its Subsidiaries, Parent or any of its Subsidiaries.

(g)           Regulatory Consents. The Company shall have obtained all required regulatory consents, waivers and approvals, and given all notices to Governmental Authorities, identified on Schedule 3.18(a) of the Company Disclosure Schedule.

(h)           Employment Agreements; Subscription Agreements. All individuals identified on Exhibit 3.25 shall be able and willing, as of the Effective Time, to serve as employees of the Company under the employment agreements identified on Exhibit 3.25. All of the persons identified on Schedule 3.3(c) of the Company Disclosure Schedules shall be able and willing, as of the Effective Time, to perform their respective obligations under the Subscription Agreements.

(i)            FIRPTA Certificate. Parent shall have received a statement issued by the Company as described in Treasury Regulation Section 1.1445-2(c)(3) and in a form reasonably satisfactory to Parent certifying that the Company Units are not U.S. real property interests as such term is defined in Code Section 897(c).

(j)            Good Standing Certificates. The Company shall have delivered, or caused to be delivered, to Parent certificates of good standing as of a recent date with respect to each of the Company and Oncore issued by the Secretary of State of the State of Delaware and appropriate certificates attesting to its authorization to do business in each state in which the Company or Oncore is qualified to do business (except for such states the failure to qualify in which would not be reasonably expected to have a Material Adverse Effect on the Company).

(k)           Consent of Lender. Parent shall have obtained the required consents under the Credit Agreement in order for it to consummate the Transactions without causing a default thereunder, or failing to obtain such consent, shall have consummated a refinancing of the Credit Agreement in accordance with its obligations under Section 5.3 hereof.

(l)            Certification of Closing Conditions. Parent shall have received a certificate signed by each of the chief executive officer and chief financial officer of the Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that, to his Knowledge, each of the conditions specified above in Sections 6.1(a) through (j) have been satisfied.

SECTION 6.3  Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Parent, Acquiring Corp. and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent, Acquiring Corp. and Merger Sub. Parent, Acquiring Corp. and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4  Frustration of Closing Conditions. None of the Company, Acquiring Corp. Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied as grounds for its not consummating the Merger when otherwise required hereunder if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to the provisions of Section 5.3.

ARTICLE VII
Termination

SECTION 7.1  Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors or equivalent body (or a duly authorized committee thereof); or

(b)           by either of the Company or Parent:

if the Merger shall not have been consummated on or before September 30, 2006 or, if the consents referred to in Sections 6.2(f) or 6.2(k) have not been received consistent with the requirements of such sections by September 30, 2006 (the “Walk-Away Date”), then the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(i)  if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable or if any Restraint resulting from any judicial or administrative injunction, judgment, order or any arbitration award is in effect and, although such injunction, judgment, order or award is subject to appeal or review and, as a result, to being reversed, over-ruled, dissolved or revoked, in the good faith judgment of the Company or the Parent, as the case may be, such reversal, over-ruling, dissolution or revocation cannot reasonably be expected to occur before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(c)           by Parent:

(i)  if the Company shall have breached any of its representations or warranties (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true and correct) or if the Company has breached or failed to perform or adhere to any of its covenants or agreements (including, without limitation, any failure to comply with Section 5.2(a)) set forth in this Agreement, which breach or failure (A) would, if it occurred or was continuing on the Closing Date, give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is not cured by the Company within ten calendar days following receipt of written notice from Parent of such breach or failure or is incapable of being cured before the Walk-Away Date; or

(ii) after the date of this Agreement there shall have occurred any events or changes in circumstances or states of fact that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company; or

SECTION 7.2  Means and Effect of Termination. In the event the Company or Parent wishes to terminate this Agreement as provided in Section 7.1,

written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.17, the first sentence of Section 4.5, Sections 5.4, 5.5 and 5.8, this Section 7.2 and, insofar as pertinent to the application of this Section 7.2, Article IX, all of which shall survive termination of this Agreement), and there shall be no other liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees or Affiliates in connection therewith, provided that nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE VIII
Survival of Representations, Warranties and Covenants; Indemnification

SECTION 8.1  Survival of Representations, Warranties and Covenants.

(a)  Survival of Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall survive the Closing for one year from the Closing Date. The representations and warranties of the Company contained in this Agreement shall survive the Closing until the third anniversary of the Closing Date (the “Expiration Date”), provided, however, that the representations and warranties of the Company set forth in Section 3.10 (taxes) and Section 3.18 (health regulatory compliance) shall survive the Closing indefinitely until ninety (90) days following the expiration of the applicable statute of limitations with respect to a claim by a third party that, if true, would constitute a breach of such representation and warranty. Any claim of breach of a representation or warranty contained herein not set forth in reasonable detail (based on the factual information then reasonably available to the claimant) by written notice to the party who is claimed to have breached such representation or warranty before the expiration of the period of survival of such representation or warranty provided hereby is hereby barred, may not be pursued and is hereby irrevocably waived as of the expiration of such survival period.

(b)           Survival of Covenants. All covenants and agreements of the parties made in this Agreement which contemplate performance following the Closing shall survive the Closing in accordance with their terms. All covenants and agreements of the parties made in this Agreement that contemplate performance prior to the Closing shall not survive the Closing; provided, however, that (1) if any such covenant or agreement was breached by Parent on or prior to the Closing, the Company Unitholders shall nevertheless have in respect of such breach the rights and remedies provided by law if, but only if, written notice of such breach is given to Parent before the first anniversary of the Closing Date. and (2) if any such covenant or agreement was breached by the Company on or prior to the Closing, Parent shall nevertheless have in respect of such breach the rights and remedies provided by the following provisions of this Article VIII if, but only if, Parent has delivered an Indemnification Notice with respect to such breach before the Expiration Date. Any claim of breach of a covenant or agreement contained herein that contemplates performance prior to the Closing Date not set forth in reasonable detail (based on the factual information then reasonably available to the claimant) by written notice to the party who is claimed to have breached such covenant or agreement before the expiration of the period for assertion of such claims provided by the immediately preceding sentence is hereby barred, may not be pursued and is hereby irrevocably waived as of the expiration of such period.

SECTION 8.2  Indemnification.

(a)           Right to Indemnity. The Company Unitholders, to the extent (and only to such extent) and in the manner hereinafter provided, shall indemnify and hold harmless Parent, the Acquiring Corp., the Surviving Company and their respective subsidiaries, and the directors, officers, employees, consultants, attorneys, agents and representatives thereof (the “Parent Indemnified Parties”) from and against any and all Losses (irrespective of whether or not such Losses arise out of or in connection with a third party claim) to the extent, but only to the extent, resulting from, arising out of or otherwise relating to:

(i)  any failure of the representations and warranties made by the Company set forth in this Agreement or in any Company Document to be true and correct (without regard to any notice given by the Company in accordance with clause (iii) of the first sentence of Section 5.6);

(ii)  any breach of any covenant or other agreement required by this Agreement to be performed by the Company prior to the Closing, or

(iii) any Tax Losses,

such Losses collectively being referred to herein as “Parent Indemnifiable Losses;” provided, however, that (i) the Parent Indemnified Parties may not recover any amount for Parent Indemnifiable Losses, unless and until the aggregate amount of all Parent Indemnifiable Losses, other than Tax Losses, exceeds $500,000 (the “Deductible”), with any Tax Losses not being subject to any Deductible, and then only with respect to such amounts of Parent Indemnifiable Losses, other than Tax Losses, in excess of the Deductible, (ii) the maximum amount of indemnity that all Parent Indemnified Parties shall be entitled to for all claims of indemnity hereunder shall not exceed $35,000,000, and (iii) the Parent Indemnified Parties may not recover any amount for Parent Indemnifiable Losses from the Working Capital Payment described in Section 2.2(g) herein. For purposes of applying the indemnification provisions of this Article VIII, in determining whether a representation, warranty, covenant or agreement referred to Section 8.2(a) or (b) had been breached or violated, and in calculating the Losses sustained by reason of a breach or failure by the Company referred to in Section 8.2(a) or (b), any materiality (including Material Adverse Effect) qualifications in the representations, warranties, covenants and agreements so breached or violated shall be ignored.

(b)           Tax Losses. For purposes of Section 8.2(a), “Tax Losses” means any and all Losses attributable to (1) Taxes (or the non-payment thereof) of the Company or its Subsidiaries for all Pre-Closing Tax Periods (including the portion of any Straddle Period attributable to the Pre-Closing Tax Period and including any Taxes arising by reason of the transactions contemplated hereby) or to the Closing itself and (2) Taxes against which Parent shall be entitled to indemnity under the Subscription Agreements.

(c)           Sources of Indemnity Payments. Subject to the following provisions of this Article VIII, reduction of the Deferred Payment (or a disbursement to Parent from the Escrow Account, if the Escrow Account shall have been established) shall be the source for funding any indemnity payment due to a Parent Indemnified Party hereunder, but to the extent the amount of the Deferred Payment (or amount in the Escrow Account) is not sufficient therefor, the Parent may, in its discretion, reduce the amount of the cash to be included in a payment of Earn-out Consideration it expects to make by the amount equal to the amount due to a Parent Indemnified Party as indemnity hereunder and not satisfied by reduction of the Deferred Payment (or a disbursement to Parent from the Escrow Account) and, to the extent the amount so due to a Parent Indemnified Party is not so satisfied, then the Unitholder Representative shall be required to pay all of such additional sums due and owing to the Parent Indemnified Party by transfer of immediately available funds within thirty (30) days after the date of notice. To the extent any amount is due to a Parent Indemnified Party other than Parent pursuant to this Article VIII, Parent shall seek recovery of such amount on behalf of the Parent Indemnified Party (and is hereby authorized to act on behalf of such Parent Indemnified Party for such purpose) by a reduction of the Deferred Payment or by a disbursement from the Escrow Account in an amount equal to the amount due to such Parent Indemnified Party, and Parent, upon recovery thereof, shall promptly pay the amount thereof over to such Parent Indemnified Party, provided, however, to the extent the amount so due to such Parent Indemnified Party is not satisfied by reduction of the Deferred Payment or a disbursement from the Escrow Account, the Unitholder Representative shall be required to pay all of such additional sums due and owing to such Parent Indemnified Party by transfer of immediately available funds within thirty (30) days after the date of notice of any sums then due and owing is given to the Unitholder Representative by the Parent Indemnified Party. If the Unitholder Representative shall have disputed the making of an indemnification payment to Parent by reduction of the Deferred Amount, or a disbursement from the Escrow Account, as provided by Section 8.4(c) and such payment remains in dispute at such time as Parent is required to make a payment of Earn-out Consideration in accordance with Section 2.1(c), then Parent may, in its discretion, make such payment of Earn-out Consideration, to the extent of all or part of the amount of the indemnification payment so disputed, into the Escrow Account (if then in existence) or into an escrow account to be established on substantially the same terms as provided for the funding of the Deferred Payment amount into escrow by Section 2.2(a). In such event, upon resolution of such dispute as provided by Section 8.3(c), the entire amount so deposited in escrow (and any net earnings thereon) shall be disbursed out of escrow either to Parent in payment of such indemnification or to the Unitholder Representative (for the benefit of Company Unitholders), as appropriate depending on the resolution of such dispute, the amount of the indemnity payment, if any, to be made by to Parent and the amount of Earn-out Consideration so withheld. The

Unitholder Representative shall be entitled to seek reimbursement or contribution from each other Company Unitholder, in accordance with such agreement as may exist between the Unitholder Representative and such Company Unitholder or as permitted by law, for the pro rata portion of any such indemnity payment made by the Unitholder Representative determined by the ratio of the amount of Merger Consideration received by such Company Unitholder in relation to the total amount of Merger Consideration paid by Parent, in each case to the date the Unitholder Representative made such indemnity payment.

SECTION 8.3  Indemnification Procedures.

(a)           Indemnification Notices. In order to obtain indemnity in respect of a Loss as provided by Section 8.2, a Parent Indemnified Party shall give an “Indemnification Notice” to the Unitholder Representative. For the purposes hereof, an “Indemnification Notice” shall mean a notice signed by any officer of Parent and delivered to the Unitholder Representative and (i) stating that Parent has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnity, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant resulting in such Loss or out of which such Loss arose or to which such Loss relates or the nature of the Tax Loss, and (iii) the amount of cash to be delivered to Parent (for the benefit of the pertinent Parent Indemnified Party) as indemnity against each such Loss. If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice. In a case where a Parent Indemnified Party other than Parent shall seek to obtain the indemnity provides by Section 8.2, Parent shall give an appropriate Indemnification Notice on behalf of such Parent Indemnified Party, provided that such Parent Indemnified Party has provided to Parent such information as Parent may reasonably request for such purpose.

(b)           Third-Party Claims. A Parent Indemnified Party shall give the Unitholder Representative written notice (which may be part of an Indemnification Notice) of any claim, assertion or action by or in respect of a third party, including any civil, criminal, administrative, regulatory, investigative or arbitral proceeding, as to which such Parent Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within fifteen calendar days of the time that such Parent Indemnified Party learns of such claim, assertion, action or proceeding; provided, however, that the failure to so notify the Unitholder Representative shall not affect the rights of the Parent Indemnified Party to indemnification hereunder except to the extent that the Unitholder Representative (as such) is prejudiced by such failure. Parent (on its own behalf or on behalf of any other Parent Indemnified Party if such claim, assertion, action or proceeding involves another

Parent Indemnified Party) shall direct, through counsel of its own choosing reasonably acceptable to the Unitholder Representative, the response to, defense of or settlement of any such claim, assertion, action or proceeding, but the cost thereof shall be an indemnifiable Loss in accordance with Section 8.2. Parent shall consult with the Unitholder Representative for the purpose of allowing the Unitholder Representative to participate in responding to, defending or settlement of claim, assertion, action or proceeding, but in such case the expenses of the Unitholder Representative, including the fees and disbursements of its counsel, shall be paid by the Unitholder Representative. Parent shall provide and shall cause the Surviving Company to provide (during normal business hours) the Unitholder Representative and its counsel with reasonable access to the records and personnel of the Surviving Company and Parent relating to any claim, assertion, action or proceeding subject to indemnity hereunder during normal business hours. If the Unitholder Representative shall determine to be represented by counsel in any such proceeding, Parent shall cooperate, and cause the counsel representing it in such proceeding to cooperate, with counsel representing the Unitholder Representative in such proceeding. Parent shall not pay, or permit to be paid, any part of any third party claim or demand in respect of which indemnification has been sought hereunder unless the Unitholder Representative consents in writing to such payment (which consent shall not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Unitholder Representative is entered against the Parent Indemnified Party for such liability or unless, upon request of Parent, the Unitholder Representative has failed to show to Parent’s reasonable satisfaction that, taking into account the then amount of the Deferred Payment and any Earn-out Consideration anticipated to be payable by Parent, there are not readily available to the Unitholder Representative sufficient funds to pay the amount in respect of such claim, demand or proceeding for which an Indemnification Notice has been given. If the Unitholder Representative deposits with Parent an irrevocable letter of credit, or similar form of financial assurance, in the amount for which the Indemnification Notice has been given by Parent in connection with such third-party proceeding, the Unitholder Representative shall be considered to have shown that there are readily available sufficient funds to pay such amount.

(c)           Resolution of Conflicts; Arbitration.

(i)  If the Unitholder Representative shall object in writing to any claim or claims for indemnification made in any Indemnification Notice within thirty (30) days after delivery of such Indemnification Notice, then the Unitholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Unitholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Parent shall be entitled to rely on any such memorandum and withhold payment to the Company Unitholders from the Deferred Payment in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Indemnification Notice,

either Parent or the Unitholder Representative may demand arbitration of the matter in accordance with the following provisions of this Section 8.3 unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. If such dispute is subject to arbitration, it shall be settled by arbitration conducted in accordance with the rules and procedures then in effect of the American Arbitration Association by one arbitrator mutually agreeable to Parent and the Unitholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Unitholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Unitholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii)          Any such arbitration shall be held in New York, New York. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim for indemnification made in an Indemnification Notice shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). In accordance with the provisions of this Agreement, the Company shall be entitled to rely on, and to reduce the amount of the Deferred Payment in accordance with, the terms of such award, judgment, decree or order, as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(iv)          The foregoing arbitration provision shall apply to any dispute between the Unitholder Representative and a Parent Indemnified Party under this Article VIII, whether relating to claims to reduce the amount of the Deferred Payment or against the Escrow Account or to the other indemnification obligations set forth in this Article VIII.

SECTION 8.4  Reduction of the Deferred Payment Amount.

(a)           Until payable to the Company Unitholders as provided in accordance with Section 2.2(a), the Deferred Payment shall be reduced to compensate the Parent Indemnified Parties for any Losses incurred or sustained by them and against which they are entitled to indemnity under this Article VIII; provided, however, that Acquiring Corp. shall not be required to pay the Deferred Payment to the Company Unitholders when otherwise due hereunder in accordance with Section 2.1(a) with respect to the portion of the amount of the Deferred Payment equal to 120% of the aggregate amount of any then unresolved indemnity claims specified in any Indemnification Notice or Indemnification Notices delivered in good faith to the Company prior to the time the Deferred Payment is otherwise payable in accordance with Section 2.1(a) (each, an “Unresolved Claim”). As soon as all Unresolved Claims have been resolved, Parent shall deliver to the Company Unitholders (as such immediately before the Closing as contemplated by Section 2.1(a)) the remaining amount of the Deferred Payment, if any, not applied to satisfy Unresolved Claims.

(b)           Claims for Reduction of the Deferred Payment. Parent shall be entitled to reduce the amount of the Deferred Payment by an amount equal to the amount of the indemnity payment stated in the Indemnification Notice to be made in respect the Losses described in the Indemnification Notice; provided, however, that, to the extent the Indemnification Notice states only the basis for anticipated Losses, the Deferred Payment shall not be so reduced until such Losses are actually paid, incurred or sustained as specified in a further Indemnification Notice. If the Unitholder Representative does not object to an Indemnification Notice in writing within the 30-day period set forth in Section 8.4(c) after delivery by Parent of an Indemnification Notice, such failure to so object shall constitute an irrevocable acknowledgment by the Unitholder Representative, on behalf of all holders of Company Units, that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Notice; provided, however, that to the extent an Indemnification Notice states only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or sustained (notwithstanding the Unitholder Representative’s failure to object in writing).

(c)           Objections to Claims against the Deferred Payment. At the time of delivery of any Indemnification Notice to Unitholder Representative, and for a period of thirty days after such delivery Parent shall make no reduction in the Deferred Amount pursuant to Section 8.3(b) unless the Parent shall have received written authorization from the Unitholder Representative to make such delivery. After the expiration of such 30-day period, Parent shall be entitled to reduce the Deferred Payment to satisfy such claims pursuant to Section 8.3(b), provided that no deduction shall be made if the Unitholder Representative shall object in a written statement to the claim made in the Indemnification Notice, and such statement shall have been delivered to Parent prior to the expiration of such 30-day period.

SECTION 8.5  Exclusivity of Remedy. From and after the Effective Time, except in respect of fraudulent conduct, indemnity in accordance with the provisions of this Article VIII shall be the sole and exclusive remedy of Parent and Parent shall have no other right to pursue any Company Unitholder for any liability for breach of any representation, warranty, covenant or agreement of the Company contained herein or in any document delivered as provided hereby.

SECTION 8.6  Tax Treatment of Indemnity Payments. The Company and the Company Unitholders and Parent agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE IX
Miscellaneous

SECTION 9.1  Unitholder Representative.

(a)           Raju Mantena shall represent and act as agent for all the other Company Unitholders for the purposes specified in this Agreement. As Unitholder Representative, he shall be authorized and empowered, as agent of and on behalf of all Company Unitholders entitled to receive any consideration pursuant to this Agreement by reason of the Merger or otherwise having an interest in any matter concerning this Agreement, to give and receive notices and communications as provided herein, to determine the Earn-out Percentages, to object to any claim for indemnification made by any Parent Indemnified Party, to negotiate, agree to, enter into and perform (including giving any notice or instructions relating to any escrow arrangement contemplated hereby) any agreement, instrument or other document contemplated hereby to be entered into by the Company or the Company Unitholders or in the Unitholder’s judgment necessary or appropriate to the performance thereof, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or proceedings in respect of which such an indemnity claim is made hereunder, to receive payments on behalf of the Company Unitholders due and owing pursuant to this Agreement (including by reduction of the Deferred Payment) and acknowledge receipt of payments due to the Company or any Company Unitholder hereunder, to waive before or after the Effective Time any breach or default of Parent, Acquiring Corp. or Merger Sub of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Company Unitholder in connection with any claims against such Company Unitholder arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the Transactions, and to take all other actions that are either (i)

necessary or appropriate in the judgment of the Unitholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. In the event of the death or disability or resignation of the initial Unitholder Representative, a substitute shall be appointed by the holders of a majority in interest of the Units by a writing delivered to Parent (and shall thereupon be the “Unitholder Representative.”)  No bond shall be required of the Unitholder Representative, and the Unitholder Representative shall not receive any compensation for its services. Notices or communications to or from the Unitholder Representative shall constitute notice to or from the Company Unitholders.

(b)           In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Unitholder Representative hereunder or thereunder, (i) the Unitholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Company Unitholders, Parent or the Surviving company by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, other than in respect of an act or omission done in bad faith or with gross negligence on the part of the Unitholder Representative, and (ii) the Unitholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Unitholder Representative pursuant to such advice shall in no event subject the Unitholder Representative to liability to the Company Unitholders, Parent or the Surviving company. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Company Unitholders shall be, severally based on each Company Unitholder’s pro rata share of the Merger Consideration and not jointly, obligated to indemnify the Unitholder Representative and hold the Unitholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Unitholder Representative and arising out of or in connection with the acceptance or administration of the Unitholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Unitholder Representative.

(c)           The grant of authority provided for in this Section 9.1:  (i) is coupled with an interest and is being granted, in part, as an inducement to Parent and Merger Sub to enter into this Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any Company Unitholder, shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Unitholder of the whole or any fraction of his, her or its interest in the Deferred Payment.

(d)           In connection with the performance of his obligations hereunder, the Unitholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Unitholders (as contemplated by Section 9.1(b), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Unitholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e)           All of the immunities and powers granted to the Unitholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(f)            A decision, act, consent or instruction of the Unitholder Representative, including an extension or waiver of this Agreement pursuant to Article VII or Section 9.3, as applicable, shall constitute a decision of the Company Unitholders and shall be final, binding and conclusive upon the Company Unitholders; Parent and the Surviving company may rely upon any such decision, act, consent or instruction of the Unitholder Representative as being the decision, act, consent or instruction of all the Company Unitholders. Parent and the Surviving company are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Unitholder Representative.

(g)           The Unitholder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Unitholder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Unitholder Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Unitholder Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Unitholder Representative. This Agreement has been, and each of the Unitholder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Unitholder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Unitholder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Unitholder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(h)           Each of the Company Unitholders hereby agrees to the foregoing provisions of this Section 9.1 and shall become parties to the Merger Agreement for purposes of such Section.

SECTION 9.2  Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto, authorized by action taken by their respective Boards of Directors or equivalent body; provided, however, that no amendment or change to the provisions hereof shall be made which by Law would require further approval by the Company Unitholders without such approval.

SECTION 9.3  Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to Section 9.2 and applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.4  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 9.5  Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.6  Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 and Article VIII, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 9.7  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles, policies or provisions thereof concerning conflict or choice of laws.

(b)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 9.8  Specific Enforcement. The Company, Parent and Merger Sub agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court of competent jurisdiction, without any bond or other security being required of it therefor, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.9  Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware with respect to any action or proceeding arising out of any dispute pertaining to this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court (and any appropriate court for the prosecution of any appeal from or against any decision or action thereof).

SECTION 9.10  Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (receipt of which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Acquiring Corp. or Merger Sub, to:

Magellan Health Services, Inc.
55 Nod Road
Avon, Connecticut  06001
Attention:  Daniel Gregoire, General Counsel
Facsimile:  (860) 507-1990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Robert L. Messineo
Facsimile:  (212) 310-8007

If to the Company, to:

5850 T.G. Lee Blvd., Suite 510
Orlando, FL 32822
Attention:  Raju Mantena
Facsimile:  (866) 994-2673

with a copy (which shall not constitute notice) to:

Akerman Senterfitt
One SE Third Avenue, 28th Floor
Miami, FL  33131
Attention:  Marshall R. Burack
Facsimile:  (305) 374-5095

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 9.11  Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement, to the fullest extent permitted by applicable law, so as to effect the original intent of the parties as closely as possible, to the end that the transactions contemplated hereby may, except in respect of such modified provision, be consummated as contemplated hereby.

SECTION 9.12  Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Change of Control” shall mean the occurrence of (1) any of the following transactions:

(i)                 any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934 (other than the Parent, any trustee or other fiduciary holding securities under any employee benefit plan of the Parent, or any company owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of common stock of Parent at such time or immediately before such company came to own securities of Parent), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the combined voting power in the election of directors of Parent’s then outstanding securities,

(ii)                during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Parent, and any new director (other than a director designated by a person who has entered into an agreement with Parent to effect a transaction described in clause (1)(i), (iii), or (iv) of this paragraph) whose election by such Board or nomination for election by Parent’s stockholders was approved by a vote of at least a majority of the directors of Parent then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board,

(iii)               a merger or consolidation of Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation, or

(iv)                the stockholders of Parent approve a plan of complete liquidation of Parent or the consummation of the sale or disposition by Parent of all or substantially all of the Parent’s assets other than (x) the sale or disposition of all or substantially all of the assets of Parent to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of Parent at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the stockholders of Parent, and (2) as a result of such transaction Parent either (x) shall come to be controlled by a company that is not primarily engaged in the business of investing or (y) shall come to be controlled by a company that is primarily engaged in the business of investing and two of the three senior executive officers of Parent in office immediately before such transaction occurs shall within 120 days after such transaction occurs cease to be a senior executive officer of the Parent (or its successor company pursuant to such transaction). For purposes hereof, the “senior executive officers” of Parent shall mean the chief executive officer, the chief operating officer and the chief financial officer.

“Company Documents” shall mean each agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (including, without limitation, the Company Disclosure Schedules).

“Credit Agreement” with respect to Parent shall mean the Credit Agreement, dated as of January 5, 2004, among Parent, various lenders and Deutsche Bank AG, New York Branch, as Administrative Agent, as amended and in effect on the date hereof and as the same may be amended from time to time or replaced by any comparable agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Parent Shares, as of any date the average over the period of twenty (20) trading days preceding that date of the closing trading prices of the Ordinary Common Stock of Parent in trading on The Nasdaq Stock Market.

“First-Earn-out Distribution Date” shall mean the date selected by Parent which is within five business days following the date on which Parent’s earnings for year ended December 31, 2007 shall have first been publicly disclosed by Parent.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Healthcare Laws” means any Law relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services, including, without limitation, to the extent applicable:  (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal and state health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act,” (v) 31 U.S.C. § 3801 et seq., commonly referred to as the Program Fraud Civil Penalties Act, (vi) the rules and regulations of the U.S. Food and Drug Administration, and (vii) rules and regulations of the state boards of pharmacy.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” in the case of an individual shall mean, with respect to any matter, the actual knowledge of such Person after due inquiry about the matter and, in the case of the Company, shall mean the Knowledge of the individuals identified on Schedule 3.25, and, in the case of Parent or Merger Sub, the Knowledge of any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer and the General Counsel of Parent. For purposes hereof, “due inquiry” shall mean such inquiry as is reasonable under the circumstances in accordance with good business practices for an individual in a like position of responsibility with respect to a business of like size and nature when addressing a matter of importance to such business.

“Liability” means any debt, loss, damage, obligation, adverse claim or other liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” shall mean any lien, pledge, mortgage, encumbrance, security interest of any kind, charge or adverse right of any kind or nature whatsoever (including any restriction on the right to vote or transfer and securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the “blue sky” laws of the various States of the United States).

“Losses” shall mean with regard to any breach or violation of a representation or warranty or covenant or any third-party claim or investigation or other matter in respect of which a person is entitled to indemnity hereunder any out-of pocket cost or expense (including attorneys fees and disbursements reasonably incurred and court costs), any monetary damages, fines or penalties, and any losses or other Liabilities sustained by such person (including as a consequence of any injunction issued or other equitable relief granted against such person) as a result of or in connection with such matter.

“Magellan Cash Investment Rate” shall mean the annual rate of return equal to the rate of return from time to time earned by Parent and its Subsidiaries on all of their cash investments (including restricted accounts) in the aggregate, determined on a quarterly basis for each fiscal quarter commencing with the fiscal quarter in which the Closing occurs and continuing until the fiscal quarter ended before the last disbursement of the Deferred Payment as provided hereby, as determined by Parent in the ordinary course of business consistent with the accounting practices used in the preparation of its consolidated financial statements filed under the Exchange Act.

“Material Adverse Effect” shall mean with respect to the Company or Parent, an event, change in circumstance or state of facts which has, or would reasonably be expected at any time within the two year period following the occurrence of such event, change of circumstance or state of facts to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company or Parent, as the case may be (considered together with its Subsidiaries as a whole), except for any such effects resulting from (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts or terrorism, war (whether or not declared), armed conflicts or otherwise) or (iii) changes in conditions generally applicable to businesses in the same or similar industries of such Person including, without limitation, (A) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority generally applicable to such businesses or industries or (B) changes in generally accepted accounting principles as applied in the United States on a consistent basis or its application.

“ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the date hereof consistent with past practice.

“Percentage Interest” shall have the meaning ascribed to it under the operating agreement of the Company, as amended to the date hereof.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Second Earn-out Distribution Date” shall mean the date selected by Parent which is within five business days following the date on which Parent’s earnings for the year ended December 31, 2008 shall have first been publicly disclosed by Parent.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (except where reference is made to the party’s financial statements) any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Target Percentage Interest” shall have the meaning ascribed to it under the operating agreement of the Company, as amended to the date hereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Transactions” refers collectively to the transactions provided by this Agreement to be consummated by the parties hereto, including the Merger and the payment of the Merger Consideration.

The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	1
Allocation Schedule	47
Antitrust Laws	44
Balance Sheet	16
Balance Sheet Date	16
Bankruptcy and Equity Exception	14
Certificate of Merger	2
Closing	1
Closing Date	2
Code	11
Company	1
Company Charter Documents	13
Company Contracts	26
Company Disclosure Schedules	12
Company Plans	20
Computer Systems	30
Contract	15
Convertible Securities	13
Copyrights	27
Deductible	56
DGCL	1
Effective Time	2
Engagement Letter	31
ERISA	20
Expiration Date	55
Financial Statements	16
Governmental Approval	15
Interim Period	49
Laws	18
Liens	13
Marks	27
Material Contract	25
Merger	1
Merger Sub	1
Multiemployer Plan	20
Parent	1
Parent Indemnifiable Losses	56
Parent Indemnified Parties	56
Patents	27
PBGC	21
Policies	30
Related Persons	36
Representatives	43
Restraints	50
Securities Act	13
Short Period	49
Subsidiary Documents	13
Surviving Company	1
Takeover Proposal	44
Tax Losses	57
Tax Returns	20
Tax Statement	48
Taxes	20
Trade Secrets	28
Unitholder Approval	14
Unitholder Representative Documents	64
Walk-Away Date	54
WARN	22

SECTION 9.13  Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except if otherwise explicitly provided, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

MAGELLAN HEALTH SERVICES, INC.

By: /s/ René Lerer
Name:
Title:

ACQUIRING CORP.:
GREEN SPRING HEALTH SERVICES INC.

By: /s/ René Lerer
Name:
Title:

MERGER SUB:
MAGELLAN SUB CO. II, INC.

By: /s/ René Lerer
Name:
Title:

THE COMPANY:
ICORE HEALTHCARE LLC

By: /s/ Raju Mantena
Name: Raju Mantena
Title: President/CEO

By: /s/ Raju Mantena
Name: Raju Mantena
Title:

in his capacity as the representative for the Unitholders of ICORE HealthCare, LLC

EXHIBIT 1.5(b)

Form of

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ICORE HEALTHCARE, LLC

This Limited Liability Company Agreement (this “Agreement”) of ICORE Healthcare, LLC (the “Company” or the “LLC”), dated as of ___________, 2006, has been adopted pursuant to the Agreement and Plan of Merger, dated as of June 27, 2006 (the “Merger Agreement”), by and among Magellan Health Services, Inc., a Delaware corporation, Green Spring Health Services Inc., a Delaware corporation, Magellan Sub Co. II, Inc., a Delaware corporation, and the COMPANY, a Delaware limited liability company, upon the effective time (the “Effective Time”) of the merger (the “Merger”) of Magellan Sub Co. II, Inc. with and into the Company pursuant to such Agreement and Plan of Merger as provided in the Certificate of Merger of Icore Healthcare, LLC and Magellan Sub Co. II, Inc. filed with the office of the Secretary of State of the State of Delaware on _______ __, 2006.

W I T N E S S E T H :

WHEREAS, Raju Mantena, as the initial member formed the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”) by filing a Certificate of Formation with the Secretary of State of the State of Delaware on January 22, 2003 and entering into a Limited Liability Company Agreement, dated as of _______, 2003 (the “Initial Agreement”); and

WHEREAS, the Initial Agreement was amended and restated in its entirety, in part to add additional members listed on the signature pages hereto most recently as of March 31, 2004 (such agreement, the “March 2004 Amended and Restated Agreement”), which was in effect immediately before the Effective Time; and

WHEREAS, all of the members of the Company before the Effective time approved the Merger Agreement and the Merger; and

WHEREAS, as provided by the Merger Agreement, at the Effective Time (i) the Company was the surviving company of the Merger, (ii) the member interests in

1

the Company of all the members of the Company immediately before the Merger were cancelled in their entirety, (iii) Green Spring Health Services Inc. became the sole member of the Company and (iv) the March 2004 Amended and Restated Agreement was amended and restated in its entirety and replaced by this Amended and Restated Limited Liability Company Agreement;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following is adopted as the limited liability agreement of the COMPANY (the “Agreement”) as of the Effective Time:

ARTICLE I
ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01. Formation; Admission. The Company has previously been formed pursuant to the Act and is hereby continued under the Act. The rights and liabilities of the members of the Company shall be as provided for in the Act if not otherwise provided for in this Agreement as permitted by the Act. As of the Effective Time, Green Spring Health Services Inc. has been admitted to the Company as the sole member of the Company and any person who, prior to the Effective Time, was a member of the Company has ceased to be a member for all purposes and has ceased to have an further or continuing interest in or rights as a member of the Company.

SECTION 1.02. Name; Business. The name of the Company is ICORE Healthcare, LLC.

SECTION 1.03. Principal Office. The principal place of business and office of the  shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers of the LLC

SECTION 1.04. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

SECTION 1.05. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

SECTION 1.06. Units. The entire membership interest in the Company shall be divided into 1,000 units, each of which shall be the same as each other. As of the Effective Time, Green Spring Health Services Inc. holds 1,000 Units and is the sole holder of units. The holder of a Unit is hereinafter referred to as a “Member. References herein to “Members” shall refer to the sole member at any time when there is only one member.

2

SECTION 1.07. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company on January 22, 2003 in accordance with the Act and shall continue until dissolution of the Company in accordance with this Agreement.

SECTION 1.08. Fiscal Year. The fiscal year of the Company for financial reporting and tax purposes shall be the calendar year, unless otherwise provided by an amendment to this Agreement.

SECTION 1.09. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member nor any manager, officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any of such debts, obligations or liabilities solely by reason of acting in such capacity.

SECTION 1.10. Disregarded Entity. The LLC shall be treated as a disregarded entity for Federal income tax purposes.

ARTICLE II
PURPOSE AND POWERS

SECTION 2.01. Purpose of the Company. The Company may carry on any lawful business, purpose or activity permitted by the Act.

SECTION 2.02. Powers of the LLC. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE III
CAPITAL CONTRIBUTIONS

Capital Contributions. At the Effective Time, Green Spring Health Services Inc. succeeded to the aggregate capital contributions of the members immediately before the Effective Time, as indicated on Exhibit A hereto, and such aggregate capital contribution shall be considered its capital contribution to the Company. No Member is required to make any additional capital contributions to the Company.

3

ARTICLE IV
DISTRIBUTIONS

Distribution of Proceeds. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers.

ARTICLE V
MEMBER ACTION

SECTION 5.01. Action Without a Meeting. Any action that may be taken by the members of a limited liability company under the Act at a meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Members having a sufficient interest in the Company for the taking of such action, as determined in accordance with the Act and this Agreement.

SECTION 5.02. Procedures. A member shall be entitled to cast votes: (a) at a meeting, either in person or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or the Assistant Secretary of the LLC at or prior to the commencement of the meeting; or (b) without a meeting, by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or an Assistant Secretary of the LLC. Other procedures of any member meeting shall be as determined by the Member.

SECTION 5.03. Management. The Member, in its capacity as a Member, shall not participate in the management or control of the business of, and shall not have any rights or powers with respect to the management of, the LLC except those expressly granted to it by the terms of this Agreement or those conferred on it by law.

ARTICLE VI
MANAGEMENT OF THE LLC

SECTION 6.01. Board of Managers. In accordance with Section 18-402 of the Act, management of the LLC shall be vested in the board of managers of the Company (the “Board of Managers”. The Board of Managers shall consist of not less than three nor more than nine individual (the “Managers”), as determined and to be selected by vote of the Member or Members. Unless otherwise provided by vote of the Members, the number of members of the Board of Managers will be three. As of the Effective Time, the initial Managers shall be ______________, _______________ and ____________________.Managers do not have to hold Units in the Company as Members of the Company in order to serve as a Manager. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware and including all things necessary to carry out the terms and provisions of this Agreement. The Board of Managers has the authority to bind the Company.

4

The Board of Managers shall hold regular meetings not less frequently than once every year at a time and place fixed by the Board of Managers and otherwise shall meet when called by any Manager or the President or Secretary of the Company upon reasonably notice given to all Managers. A quorum for action at a meeting of the Managers shall be a majority of the members of the entire Board of Managers. The vote of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be the act of the Board of Managers. The Board of Managers may also act by unanimous written consent of the Managers then in office stating the action to be taken, effective when signed by all the Managers then in office unless another effective date is stated therein.

Managers may withdraw at any time. Managers may be removed at any time for any reason or no reason upon the written direction of the Members. If any Manager is removed or shall have resigned or become unable to serve, then the remaining Managers shall have the power to designate a person to fill such vacancy; vacancies may also be filled by action of the Members.

SECTION 6.02. Officers. The Board of Managers shall designate in writing from time to time the following officers of the Company: President, Secretary and Treasurer and may, as it deems advisable, appoint other officers of the Company and assign in writing titles to any such person (collectively the “Officers”). Each Officer shall be appointed to serve until his or her respective successor is appointed and qualified. The same person may hold two or more offices. Each Officer will have the authority to execute agreements on behalf of the Company with respect to those documents which are commonly signed by such officers of a business corporation formed under the Delaware General Corporation Law.

Unless the Board of Managers decides otherwise, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.

Any Officer designated by the Board of Managers may be removed, either for or without cause, at any time by the Board of Managers. Any Officer who is not a member of the Board of Managers may be removed from office by the President.

Any Officer or agent may resign at any time by giving written notice to the Board of Managers. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, shall be filled by any such person as may be appointed by the Board of Managers.

5

SECTION 6.03. Exculpation and Indemnification. None of the Members, Managers or Officers (each an “Indemnified Party”) shall be liable to the LLC for any loss, damage or claim (a “Loss”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the LLC and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such Loss and Costs, incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any Loss or Costs incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the LLC and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any Loss or Costs incurred by such Indemnified Party by reason of such Indemnified Party’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 6.03 shall be provided out of and to the extent of LLC assets only, and no Member, Manager or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any Loss within twenty (20) days after receipt by the Company from the Indemnified Party of a statement requesting such advances from to time; provided such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined to not be entitled to indemnification by the Company.

ARTICLE VI
TRANSFER OF MEMBERSHIP INTERESTS

Transfer Restrictions. Units of member interests in the Company are not transferable except with the approval of a majority in interest of the Members.

ARTICLE VII
DISSOLUTION AND LIQUIDATION

SECTION 7.01. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (i) the written consent of a majority of the Board of Managers and the consent of the Members, (ii) the sale of all of the assets of the Company; and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

SECTION 7.02. Effect of Dissolution. Upon dissolution, the LLC shall cease carrying on its business but shall not terminate until the winding up of the affairs of the LLC is completed, the assets of the LLC shall have been distributed as provided

6

below and a Certificate of Cancellation of the LLC under the Act has been filed with the Secretary of State of the State of Delaware.

SECTION 7.03. Liquidation Upon Dissolution. Upon the dissolution of the LLC, authority to effectuate the liquidation of the assets of the LLC shall be vested in the Board of Managers unless otherwise determined by act of the Members, which shall have full power and authority to sell, assign and encumber any and all of the LLC’s assets and to wind up and liquidate the affairs of the LLC in an orderly and business-like manner. The proceeds of liquidation of the assets of the LLC distributable upon a dissolution and winding up of the LLC shall be applied in the following order of priority:

(i)  first, to the creditors of the LLC, including the Member, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the LLC (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii)  thereafter, to the Members.

SECTION 7.04. Winding Up and Articles of Dissolution. The winding up of the LLC shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Members. Upon the completion of the winding up of the LLC, a Certificate of Cancellation of the LLC shall be filed with the Secretary of State of the State of Delaware.

ARTICLE VIII
AMENDMENT

Amendment Procedures. This Agreement may be amended or modified only by a written instrument executed by the Members. In addition, the terms or conditions hereof may be waived only by a written instrument executed by the Members.

[Remainder of page intentionally left blank.]

7

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed by the undersigned as of the date first written above.

MEMBER:

Green Spring Health Services Inc.

By:
Name:
Title:

8

Schedule A to Exhibit 1.5(b)

Member

Name/Address	Aggregate Capital Contribution	Units
Green Spring Health Services Inc. 55 Nod Road Avon, Connecticut 06601	$77,000	1,000

EXHIBIT 2.1(d)

The Company’s “Adjusted EBITDA” for any period referred to in paragraphs (i), (ii) and (iii) of Section 2.1(c) shall mean the Company’s earnings before interest expense, income taxes, depreciation and amortization, as customarily determined in accordance with good business practice except as set forth herein, as adjusted as hereinafter provided. In particular, Adjusted EBITDA shall reflect the Company’s gross revenues, determined in accordance with GAAP, for such period less the sum of (1) the Company’s cost of goods sold, determined in accordance with GAAP, and (2) general and administrative expenses which shall include all direct expenses of the Company’s operations as well as indirect expenses related to the support of the Company’s operations but shall not include after the Closing any allocation of overhead costs of the Parent (as distinguished from administrative costs of the Company’s operations administered by the Parent), even though otherwise allocable to the Company in accordance with Parent’s customary accounting practice, determined in accordance with GAAP, and excluding any compensation charges relating to the payment of any portion of the Merger Consideration, and (3) depreciation and amortization in respect of all capital expenditures incurred after the Closing by the Company or on behalf of the Company’s operations, determined in accordance with GAAP, but not including amortization or impairment of goodwill and/or any other intangible assets created by the Merger, and without any charge to provide for the Company’s federal, state or local incomes tax liability on its taxable income, provided that (A) the Company’s revenues and cost of goods sold and general and administrative expenses shall be determined on a basis consistent with that used in the preparation of the Company’s audited financial statements audited by Mayer Hoffman McCann, P.C. for the year ended December 31, 2005 referred to in Section 3.5, (B) the Company’s depreciation and amortization with respect to capital expenditures incurred after the Closing shall be determined on a basis consistent with the basis for the determination of depreciation, amortization and capital expenditures by Parent customarily used in the preparation of its financial reports. Except as expressly provided in this Exhibit 2.1(d), for purposes of this Agreement, the separate components of the Company’s Adjusted EBITDA shall be calculated on a basis consistent with the practices used in the preparation of Parent’s financial statements as filed with the SEC. Parent shall deliver to the Unitholder Representative by the First Earn-out Distribution Date or the Second Earn-out Distribution Date, as the case may be, a certificate, signed by its Chief Financial Officer and Chief Accounting Officer or Controller certifying to the calculation of the Company’s Adjusted EBITDA for the periods referred to in paragraph (i), (ii) or (iii) of Section 2.1(c), as pertinent.

If the Unitholder Representative shall object in writing to any calculation of Adjusted EBITDA for any period referenced in paragraph (i), (ii) and (iii) of Section 2.1(c) within thirty (30) days after receiving notice of such determination, then the Unitholder Representative and Parent shall attempt in good faith to resolve their disagreement with respect to the calculation of Adjusted EBITDA. If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of the

1

Unitholder’s written obligation, Parent and the Unitholder Representative shall select a mutually acceptable independent accountant (the “Independent Accountant”), who shall determine the Company’s Adjusted EBITDA for their relevant period, and whose determination shall be final and binding on the parties for purposes of this Agreement. The Independent Accountant’s fees and expenses shall be borne as follows:  if the Independent Accountant determines that the Company’s Adjusted EBITDA is greater than the amount initially calculated by Parent, then Parent shall pay the fees and expenses; if the Independent Accountant determines that the Company’s Adjusted EBITDA is less than or equal to the amount initially calculated by Parent, then the Unitholders shall pay the fees and expenses.

2

EXHIBIT 3.25

Individuals:

Raju Mantena

George Petrovas

Kjel Johnson

Andrew Gellman

Kerry Bradley

Employment Agreements:

1.               Employment Agreement, dated June 27, 2006, by and between Raju Mantena and Magellan Health Services, Inc.

2.               Employment Agreement, dated June 27, 2006, by and between George Petrovas and Magellan Health Services, Inc.

3.               Employment Agreement, dated June 27, 2006, by and between Kjel Johnson and Magellan Health Services, Inc.

4.               Employment Agreement, dated June 27, 2006, by and between Andrew Gellman and Magellan Health Services, Inc.

5.               Employment Agreement, dated June 27, 2006, by and between Kerry Bradley and Magellan Health Services, Inc.

EXHIBIT 6.2(a)

Officer’s Certificate

The undersigned, being the duly elected and incumbent chief executive [ / chief financial] officer of ICORE Healthcare LLC, a Delaware limited liability company (the “Company”), does hereby certify to Magellan Health Services, Inc. (“Parent”), as provided by Section 6.2(a) of the Agreement and Plan of Merger dated as of June __, 2006, by and among the Company, Green Spring Health Services Inc. and Magellan Sub Co. II, Inc. that:

1.               Based on my knowledge, the audited financial statements of the Company for the year ended December 31, 2005, previously delivered to Parent , fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such report.

2.               The Company’s chief financial [ / executive] officer and I are responsible for establishing and maintaining the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934, as amended) for the Company and have designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

3.               I have disclosed to Parent in writing any change in the Company’s internal control over financial reporting known to me that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

4.               I have disclosed to Parent in writing (a) all significant deficiencies and material weaknesses in the design or operation of the Company internal control over financial reporting known to me which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, known to me that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date:

Name:
Title: [chief executive [ / financial] officer